                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         NORFOLK SOUTHERN CORPORATION
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               (Name of Registrant as Specified In Its Charter)



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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

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[NORFOLK SOUTHERN LOGO HERE]


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Notice and Proxy Statement
Annual Meeting of Stockholders

NORFOLK SOUTHERN CORPORATION
Three Commercial Place, Norfolk, Virginia 23510-2191

Notice of Annual Meeting
of Stockholders to be Held
on Thursday, May 10, 2001

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  The Annual Meeting of Stockholders of Norfolk Southern Corporation will be held at The Norfolk Waterside Marriott and Waterside Convention Center, 235 East Main Street, Norfolk, Virginia, on Thursday, May 10, 2001, at 10:00 A.M., Eastern Daylight Time, for the following purposes:

     1. Election of three directors to the class whose term will expire in 2004.

     2. Ratification of the appointment of KPMG LLP, independent public accountants, as auditors.

     3. Approval of the Norfolk Southern Corporation Long-Term Incentive Plan, as amended, all as more fully set forth in the accompanying Proxy Statement.

     4. If properly presented at the meeting, consideration of a stockholder proposal concerning a report to stockholders on the Corporation's activities related to global warming.

     5. If properly presented at the meeting, consideration of a stockholder proposal concerning cessation of future dividend equivalent payments on stock options for vice presidents and above.

     6. Transaction of such other business as properly may come before the meeting.

  Stockholders of record at the close of business on March 2, 2001, will be entitled to vote at such meeting.

                                          By order of the Board of Directors,
                                               DEZORA M. MARTIN,
                                              Corporate Secretary.

Dated: April 2, 2001

If you do not expect to attend the meeting, you are urged to mark, date and sign the enclosed proxy card and return it in the accompanying envelope--or to vote by telephone or Internet, as more particularly described on the enclosed proxy materials.

                         Norfolk Southern Corporation
                            Three Commercial Place
                         Norfolk, Virginia 23510-2191

                                                                  April 2, 2001

                                PROXY STATEMENT

  On March 8, we began mailing to you and other stockholders the Corporation's Annual Report for 2000, which contains important financial and narrative information. On April 2, 2001, we expect to begin mailing to you and other stockholders this Proxy Statement and the accompanying proxy card, both of which relate to the Board of Directors' solicitation of your proxy for use at the Annual Meeting of Stockholders to be held May 10, 2001 ("2001 Annual Meeting"). Only stockholders of record on March 2, 2001, are entitled to vote at the 2001 Annual Meeting. As of February 28, 2001, the Corporation had issued and outstanding 405,840,544 shares of Common Stock, of which 384,476,570 shares were entitled to one vote per share.

  As a convenience to you, you may vote by telephone or Internet. The enclosed proxy card describes how to use these services. Or, you may continue to vote by mail; if you properly mark, sign and date the enclosed proxy card and timely return it to The Bank of New York, the shares represented by that proxy card will be voted in accordance with its terms.

  Any stockholder may revoke a signed and returned proxy card (or a proxy given by telephone or Internet) at any time before the proxy is voted by:
  (a) giving prior notice of revocation in any manner to the Corporation; (b) delivering a subsequent proxy by any means; or (c) attending the 2001 Annual Meeting and voting in person.

  The cost of soliciting these proxies will be paid by the Corporation, including the reimbursement, upon request, of brokerage firms, banks and other institutions, nominees and trustees for the reasonable expenses they incur to forward proxy materials to beneficial owners. Officers and other regular employees of the Corporation may solicit proxies by telephone, telegram or personal interview; they receive no additional compensation for doing so.

                                CONFIDENTIALITY

  We have put policies in place to safeguard the confidentiality of proxies and ballots. The Bank of New York, New York, N.Y., which has been retained at an estimated cost of $20,500 to assist in soliciting proxies, directly or through others, and to tabulate all proxies and ballots cast at the 2001 Annual Meeting, is bound contractually to maintain the confidentiality of the voting process. In addition, each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially.

  Members of the Board of Directors and employees of the Corporation do not have access to proxies or ballots and therefore do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on the proxy card or ballot, or when there is need to determine the validity of a proxy or ballot, Management and/or its representatives may be involved in providing the answer to the question or in determining such validity.

                BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING
                        FOR WHICH YOUR PROXY IS SOUGHT

1. ELECTION OF DIRECTORS

  At the 2001 Annual Meeting, the terms of three directors will expire: those of Alston D. Correll, Landon Hilliard and Jane Margaret O'Brien. At its meeting held on September 26, 2000, the Board of Directors amended the Bylaws of the Corporation to increase the number of directors from nine to ten and elected Mr. Correll to fill the resulting vacancy. Under Virginia law, the term of a director elected by the board of directors to fill a vacancy expires at the next stockholders' meeting at which directors are elected.

  Dr. Lester E. Coleman, a director whose term would have expired at the 2001 Annual Meeting, passed away on October 21, 2000. The Board of Directors, at its meeting held on November 28, 2000, adopted a resolution amending the Corporation's Bylaws to decrease the number of directors from ten to nine.

  Unless you instruct otherwise when you give us your proxy, it will be voted in favor of the election of Ms. O'Brien and of Messrs. Correll and Hilliard as directors for three-year terms that expire in 2004.

  If any nominee becomes unable to serve--something we have no reason to believe will occur--your proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the Board of Directors will reduce the number of directors.

  So that you have information concerning the independence of the process by which nominees and directors whose terms will continue after the 2001 Annual Meeting were selected, we confirm, as required by the Securities and Exchange Commission ("SEC"), that (1) there are no family relationships among any of the nominees or directors or among any of the nominees or directors and any officer and (2) there is no arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected.

  Vote Required to Elect a Director: Under Virginia law and under the Corporation's Restated Articles of Incorporation and Bylaws, directors are elected at a meeting, so long as a quorum exists, if the number of votes cast favoring the election of that director exceeds the number of votes cast opposing the election. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or by proxy, are not "cast" for this purpose.

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Nominees--for terms expiring in 2004


                     Mr. Correll, 59, Atlanta, Ga., has been a director since September 26, 2000. He has been Chairman, Chief Executive Officer and President of Georgia-Pacific Corporation, a manufacturer and distributor of building products, pulp and paper products and chemicals, since 1993. He is also a director of Sun Trust Banks, Inc., Sun Trust Bank, Atlanta, Sun Trust Banks of Georgia, Inc. and Mirant Company.
[PICTURE OF ALSTON D. CORRELL]
Alston D. Correll

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                     Mr. Hilliard, 61, New York, N.Y., has been a director
                     since 1992. He has been a partner in Brown Brothers Harriman & Co., a private bank in New York City, since 1979. He is also a director of Owens-Corning Corporation and Western World Insurance Company.
[PICTURE OF LANDON HILLIARD]
Landon Hilliard


                     (See information under the "Certain Relationships and Related Transactions" caption on page 25.)
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                     Ms. O'Brien, 47, St. Mary's City, Md., has been a
                     director since 1994. She has been President of St. Mary's College of Maryland since 1996, having served prior thereto as President of Hollins College, Roanoke, Va.
[PICTURE OF JANE MARGARET O'BRIEN]
Jane Margaret O'Brien

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Continuing Directors--those whose terms expire in 2002


                     Mr. Baliles, 60, Richmond, Va., has been a director since 1990. He has been a partner since 1990 in the law firm of Hunton & Williams, a business law firm with offices in several major U. S. cities and international offices in Vienna, Austria; Brussels, Belgium; Warsaw, Poland; Bangkok, Thailand; London, England; and Hong Kong, China. He is also a director of Newport News Shipbuilding Inc.
[PICTURE OF GERELD L. BALILES]
Gerald L. Baliles

                     (See information under the "Certain Relationships and Related Transactions" caption on page 25.)

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                                       3

                     Mr. Carter, 61, Alexandria, Va., has been a director since 1992. He has been Executive Director and Chief Executive Officer of the Association for Supervision and Curriculum Development since March 2000, and prior thereto was Executive Director of that organization, which is among the world's largest international education associations.
[LOGO OF GENE R. CARTER]
Gene R. Carter

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                     Mr. Leer, 48, St. Louis, Mo., has been a director since
                     1999. He has been President and Chief Executive Officer of Arch Coal, Inc., a company engaged in coal mining and related businesses, since 1992. He is also a director of Arch Coal, Inc.
[LOGO OF STEVEN F. LEER]
Steven F. Leer


                     (See information under the "Certain Relationships and Related Transactions" caption on page 25.)
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Continuing Directors--those whose terms expire in 2003


                     Mr. Campbell, 60, Georgetown, S.C., has been a director since 1996. He has been President and Chief Executive Officer of American Council of Life Insurers, a trade association for the life insurance industry, since 1995, having served prior thereto as Governor of South Carolina. He is also a director of AVX Corporation, Fluor Corporation and Wackenhut Corporation.
[PICTURE OF CARROLL A. CAMPBELL, JR.]
Carroll A. Campbell, Jr.

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                     Mr. Goode, 60, Norfolk, Va., has been a director since
                     1992. He has been Chairman, President and Chief Executive Officer of the Corporation since 1992. He is also a director of Caterpillar, Inc., Delta Air Lines, Inc., Georgia-Pacific Corporation and Texas Instruments Incorporated.
[LOGO OF DAVID R. GOODE]
David R. Goode

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                                       4

                     Mr. Pote, 54, New York, N.Y., has been a director since 1988. He has been Regional Banking Group Executive of JPMorganChase & Co. since January 2001, having previously been its Executive Vice President National Consumer Services and its Managing Director, and having previously been a partner of The Beacon Group, a private investment partnership.
[LOGO OF HAROLD W. POTE]
Harold W. Pote

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2. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, upon the recommendation of its Audit Committee, has appointed the firm of KPMG LLP, independent public accountants ("KPMG"), to audit the books, records and accounts of the Corporation for the year 2001. This firm has acted as auditors for the Corporation (and for one of its predecessor companies, Norfolk and Western Railway Company) since 1969, and the Board of Directors recommends that the firm's appointment be ratified by the stockholders.

  In 2000, KPMG performed audit services which consisted of the annual audit of the consolidated financial statements of the Corporation and its subsidiaries, including annual reports of the Corporation to the stockholders and the SEC, audits of the financial statements of various subsidiaries, audits of the financial statements of various employee benefit plans, limited reviews of quarterly financial statements and review of internal controls not directly related to the audit of the financial statements. The firm also provided consulting and other services during 2000.

  All services rendered by KPMG to the Corporation in 2000 were approved in advance by, ratified by or reported to the Audit Committee. The Audit Committee, effective January 22, 2001, adopted a resolution requiring that management obtain the approval of the Committee, in advance, for all significant non-audit services to be provided by KPMG. KPMG has represented to the Audit Committee that its fees are customary and that no agreement exists to limit current or future years' audit fees.

  For the fiscal year ending December 31, 2000, KPMG billed the Corporation for the following services:

  Audit Fees
  KPMG billed the Corporation $1,077,920 for services related to the audit of the annual financial statements and review of the quarterly financial statements for the most recent fiscal year.

  Financial Information Systems Design and Implementation Fees
  KPMG did not bill the Corporation for services related to Financial Information Systems, as defined by Section 210.2-01(c)(4)(ii) of Regulation S-X as promulgated by the SEC.

  All Other Fees
  KPMG billed the Corporation $2,620,655 for all other services it rendered to the Corporation that are not included under the captions "Audit Fees" or "Financial Information Systems Design and Implementation Fees" above.

  The Audit Committee of the Board of Directors has considered whether the provision of the services included under the captions "Financial Information Systems Design and Implementation Fees" and "All Other Fees" is compatible with maintaining the independence of the independent public accountants and has determined that the firm's independence is not thereby compromised.

  Representatives of KPMG are expected to be present at the 2001 Annual Meeting with the opportunity to make a statement if they so desire and available to respond to appropriate questions.

  Vote Required to Ratify Appointment: Under Virginia law and under the Corporation's Restated Articles of Incorporation and Bylaws, actions such as the ratification of the appointment of auditors are approved, so long as a quorum exists, if the number of votes cast favoring the action exceeds the number of votes cast opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or by proxy, are not "cast" for this purpose.

3. STOCKHOLDER APPROVAL OF LONG-TERM INCENTIVE PLAN, AS AMENDED ("AMENDED
   LTIP")

  Subject to stockholder approval at this meeting, the Board of Directors ("Board") at its regular meeting on January 23, 2001, unanimously adopted certain amendments to the Norfolk Southern Corporation Long-Term Incentive Plan ("Amended LTIP"), as more fully described herein.

  A copy of the Amended LTIP has been filed with the SEC and is available on the SEC's EDGAR system. The summary of the material features of the Amended LTIP as set forth below under the appropriate captions necessarily is incomplete and selective; accordingly, such summary is qualified in its entirety and in all respects by the terms of the Amended LTIP. Capitalized terms, if any, used in the summary have the meanings attributed to them in the Amended LTIP.

Purpose of LTIP and Certain Recent Amendments Thereto

  Established on June 28, 1983, and approved by the stockholders at their Annual Meeting on May 10, 1984, and again at their Annual Meeting on May 11, 1995, the Norfolk Southern Corporation Long-Term Incentive Plan ("LTIP") was adopted to promote the success of the Corporation by providing an opportunity for officers and other key employees to acquire a proprietary interest in the Corporation. Originally, 6,750,000 shares of authorized but unissued Common Stock (2,250,000 shares prior to the March 6, 1987, 3-for-1 Common Stock split) were reserved for issuance under the plan; an amended plan, which included the reservation for issuance of an additional 4,925,000 shares of authorized but unissued Common Stock, was adopted by the Board to be effective January 24, 1989, and was approved by the stockholders on May 11, 1989; an amended plan, which included the reservation for issuance of an additional 6,000,000 shares of authorized but unissued Common Stock, was adopted by the Board to be effective January 24, 1995, and was approved by the stockholders May 11, 1995. As a result of the 3-for-1 Common Stock split on September 5, 1997, an additional 22,203,604 shares of authorized but unissued Common Stock were reserved for issuance (under the LTIP's anti-dilution feature), resulting at that time in an aggregate of 39,878,604 shares of Common Stock being authorized for issuance under LTIP. On January 23, 2001, the Board of Directors approved the reservation for issuance of an additional 5,000,000 shares of authorized but unissued Common Stock under LTIP to Participants who are not officers of the Corporation, resulting in an aggregate of 44,878,604 shares of Common Stock authorized for issuance under LTIP. The market value of all shares underlying Awards (includes shares available to support all future and outstanding Awards under LTIP) totaled $562,736,020, based on the closing price of Norfolk Southern Common Stock on February 1, 2001. Additional information about the LTIP is provided in the Joint Committee Report Concerning the 2000 Compensation of Certain Executive Officers, beginning on page 32 of this Proxy Statement.

  LTIP was last amended in 1995 principally to accommodate certain provisions in the Revenue Reconciliation Act of 1993, which added Section 162(m) to the Internal Revenue Code of 1986, as amended ("Code"). Section 162(m) may limit in any given year the Corporation's right to deduct all or a portion of the incentive compensation paid to the individuals named that year in the Summary Compensation Table. However, "performance based" compensation, as defined in
Section 162(m) and related regulations, is not subject to the limitation on deductibility. Stockholder approval of the Amended LTIP is intended to assure that the plan has an adequate number of shares of Common Stock available to support future Awards and continues to provide Participants with "performance based" compensation, fully deductible under current tax laws, rules and regulations.

  On January 23, 2001, the Board of Directors approved the Amended LTIP, subject to stockholder approval at this meeting: (1) to reserve for issuance under the Amended LTIP up to an additional 30,000,000 shares of the Corporation's authorized but unissued Common Stock, with no more than 6 million of such additional shares to be awarded as Restricted Shares or Performance Shares (including Performance Share Units earned as Performance Shares); (2) to qualify awards and payments under the Amended LTIP as "performance based" for purposes of Section 162(m); and (3) to provide for non-employee director participation in the Amended LTIP.

  (1) Authority to Issue under the Amended LTIP an Additional 30,000,000 Shares of the Corporation's Common Stock

  Under the LTIP, last approved by stockholders at their 1995 Annual Meeting, a total of 251,256 shares of the Corporation's authorized but unissued Common Stock remained available for future grants to officers and to key employees as of February 1, 2001. Under the Amended LTIP, up to an additional 30,000,000 shares (with a market value of $16.51, based on the closing price of Norfolk Southern Common Stock on February 1, 2001) of the Corporation's authorized but unissued Common Stock may be issued under one or more features of the Amended LTIP.

  Unless the number of shares available for grant under the LTIP is increased, further grants to officers under that plan cannot be made. It is believed that continuing to offer long-term incentives under the Amended LTIP enhances the ability of the Corporation to offer its officers and other key employees a compensation package that is appropriately balanced, both between base salary and incentive opportunity and between annual and long-term incentives.

  (2) Section 162(m) Amendments

  (a) Cap on Awards to Any One Individual

  For awards under the LTIP to qualify as "performance based" compensation, the Code requires that the plan specify the maximum number of shares that may be awarded to any one Participant when grants are made.

  The Amended LTIP establishes that limit (not a goal or target) at 1,500,000 shares (whether under one or any combination of grant features under the Amended LTIP). Under the LTIP last approved by stockholders at their 1995 Annual Meeting, this limit was established at 250,000 shares and was revised under LTIP's anti-dilution provisions to 750,000 shares as a result of the 3-for-1 Common Stock split on September 5, 1997.

  (b) Performance Criteria Applicable to Performance Share Units ("PSUs")

  For awards under the PSU feature of the Amended LTIP to qualify as "performance based" compensation, the Code requires that the plan specify the performance criterion or criteria used to determine each Participant's right to earn out shares and to receive payments. No change is required or anticipated in the practice of using a three-year performance period over which to assess performance against each criterion.

  Like the LTIP last approved by stockholders in 1995, the Amended LTIP continues to specify three equally weighted performance criteria pursuant to which earnouts and payments under the PSU feature of the Amended LTIP will be determined: (1) Return on Average Invested Capital ("ROAIC"); (2) the NS Operating Ratio; and (3) Total Return to NS Stockholders as compared with the total return on all stocks comprising the S&P 500 Composite Stock Price Index. The committee administering the plan has had (see, for example, the PSU table that appears on page 35, as part of the "Joint Committee Report Concerning the 2000 Compensation of Certain Executive Officers") and will retain authority under the Amended LTIP to determine the percentage of each PSU grant that will be earned at specific predetermined levels of achievement within each performance criterion.

  (3) Permit Outside Directors to Participate in the Amended LTIP

  Under the LTIP, a director of the Corporation who is not also a full-time salaried officer is ineligible to participate. The Amended LTIP provides that non-employee directors of the Corporation are eligible to participate in the Amended LTIP.

Summary of the Important Features of the Amended LTIP

Administration

  The Amended LTIP can be administered by the Compensation and Nominating Committee or by any other Committee of the Board of Directors authorized to grant awards under the Amended LTIP. Since January 2000, LTIP has been administered by the Performance-Based Compensation Committee ("Committee"). The Committee has the sole discretion, subject to certain limitations, to interpret the Amended LTIP; to select Participants in the Amended LTIP; to determine the type, size, terms and conditions of Awards under the Amended LTIP; to authorize the grant of such Awards; and to adopt, amend and rescind rules relating to the Amended LTIP.

  LTIP currently permits the Committee to authorize the exchange of a new Award for one that currently is outstanding. The Committee never has authorized such an exchange. The Amended LTIP makes it clear that in the future such exchanges can be authorized only in the event of a merger or consolidation of the Corporation.

Eligibility

  Officers and other key employees of the Corporation or its subsidiaries residing in the United States or Canada and, if approved by stockholders, non-employee directors of the Corporation are eligible for selection by the Committee to participate in the Amended LTIP. As of February 1, 2001, there were 8 non-employee directors, 15 officers designated as executive officers ("Executive Officers") by the Corporation's Board of Directors, and 349 officers (other than Executive Officers) and other key employees who would have been eligible for selection by the Committee to participate in the Amended LTIP.

Shares Available

  Subject to the provisions of the Amended LTIP regarding Capital Adjustments, no more than the number of shares available for future grant on February 1, 2001, shares attributable to any outstanding Awards, and the additional 30,000,000 shares of the Corporation's authorized but unissued Common Stock to be approved at this Annual Meeting may be issued pursuant to the Amended LTIP. Cash payments of Stock Appreciation Rights and Performance Share Units, if any, will not be applied against the maximum number of shares issuable under the Amended LTIP. Any shares of Common Stock subject to an Option, Stock Appreciation Right or Performance Share Unit which are not issued prior to the expiration of the related Award will again be available for award under the Amended LTIP.

Incentive Stock Options

  The Committee may authorize the grant of Incentive Stock Options, as defined under Section 422 of the Code, as amended, which are subject to the following terms and conditions: (1) the option price per share will be determined by the Committee but will not, in any event, be less than 100% of the Fair Market Value of the Common Stock on the date the Option is granted; (2) the terms of the Option will be fixed by the Committee but will not, in any event, exceed ten years from the date the Option is granted; (3) Options will not be transferable other than by will or the laws of descent and distribution; (4) Options will not be exercisable before one year after the date of grant, or such longer period as the Committee may determine; (5) the purchase price of Common Stock upon exercise of an Option will be paid in full to the Corporation at the time of the exercise of the Option in cash, or at the discretion of the Committee, by surrender to the Corporation of shares of previously acquired Common Stock which have been held by the Optionee for at least one year next preceding the date of exercise and which will be valued at Fair Market Value on the date of the Option exercise; and (6) an Option will expire upon the earliest of (i) the expiration of the term for which it was granted, (ii) except as otherwise provided by the Committee, 36 months after termination of an Optionee's employment due to Retirement, Disability or death (for the years 1994 to the present, the Committee has provided for expiration under this provision to be the remainder of the term for which the Option originally was granted), (iii) the last day of active service of an Optionee whose employment is terminated for any reason other than Retirement, Disability or death, (iv) the last day of employment of an Optionee who is granted a leave of absence if the Optionee's employment terminates at any time during or at the end of the leave of absence, or (v) in connection with the merger or consolidation of the Corporation, the grant of a new Award to replace the Option.

Non-qualified Stock Options

  The Committee may authorize the grant of Non-qualified Stock Options subject to the same terms, conditions and restrictions previously set forth for Incentive Stock Options.

Stock Appreciation Rights

  The Committee may grant a Stock Appreciation Right ("SAR") in tandem with an Option, or portion thereof, which can be exercised at such times, to such extent, and by such persons as the Option to which it relates. Each such SAR will entitle the Optionee to surrender to the Corporation, unexercised, the related Option, or any portion thereof, and to receive in exchange therefor Exercise Gain Shares equal to the number of shares of Common Stock that have an aggregate Fair Market Value on the exercise date equal to the amount by which the Fair Market Value of one share of Common Stock exceeds the option price per share of the related Option, multiplied by the number of shares of the related Option, or portion thereof, being surrendered. At the discretion of the Committee, all or part of the payment in respect of an SAR may be in cash in lieu of Common Stock. If such cash payment is available, an SAR may be exercised one year from its date of grant on a date which is at least three but no more than twelve business days after public release of the Corporation's most recent quarterly or annual financial statements. An SAR granted in tandem with an Incentive Stock Option cannot, in any event, be exercised on any date on which the Fair Market Value of a share of Common Stock is less than or equal to the option price per share under the related Incentive Stock Option.

Restricted Shares

  The Committee may authorize the grant of Restricted Shares to a Participant. Such shares will be restricted for a period of not less than 24 nor more than 60 months as determined by the Committee. During the Restriction Period, a Participant will be entitled to beneficial ownership of the Restricted Shares, including the right to receive dividends and the right to vote the shares, but will not be entitled to certificates representing the Restricted Shares or to sell, transfer, assign, pledge or otherwise dispose of the shares. The Restricted Shares will be forfeited immediately if the Participant leaves the continuous employment of the Corporation before the end of the Restriction Period, unless such Participant's employment is terminated by reason of Retirement, Disability or death. In such a case, the number of Restricted Shares distributed to a Participant or his beneficiary will be reduced by the proportion of the Restriction Period remaining after the Participant's termination of employment. The Committee, in its sole discretion, may waive any or all restrictions with respect to Restricted Shares awarded under the Amended LTIP.

Performance Shares

  The Committee may authorize the grant of Performance Share Units ("PSUs") which entitle the Participant to receive shares of Common Stock (Performance Shares) or cash or any combination of Performance Shares and cash, as may be determined from time to time in the sole discretion of the Committee, upon achievement of certain Committee-established standards directly related to the performance criteria (ROAIC, Operating Ratio, and Total Return to Stockholders) noted at the outset of this discussion of the Amended LTIP and presented for stockholder approval at this meeting. If the Committee determines that such goals have been met, it will authorize the issuance of Performance

Shares to the Participant subject to the provisions of any required Share Retention Agreement. If a Participant's employment with the Corporation or a Subsidiary Company is terminated before the end of the period of time designated by the Committee over which PSUs may be earned out (Performance Cycle) for any reason other than Retirement, Disability or death, the Participant shall forfeit all rights with respect to any PSUs that were being earned out during the Performance Cycle. If a Participant is granted a leave of absence before the end of a Performance Cycle, the Participant will not forfeit rights with respect to any PSUs that were being earned out during the Performance Cycle, unless the Participant's employment with the Corporation or a Subsidiary Company terminates at any time during or at the end of the leave of absence. The Committee, in its sole discretion, may establish guidelines providing that, if a Participant's employment is terminated before the end of a Performance Cycle by reason of Disability or death, the Participant will be entitled to a prorated payment with respect to any PSUs that were being earned out during the Performance Cycle. This prorated payment may be paid in cash or Performance Shares at the discretion of the Committee. If the Participant's employment is terminated before the end of a Performance Cycle by reason of Retirement, the Participant's rights with respect to any PSUs being earned out during the Performance Cycle shall continue as if the Participant's employment had continued through the end of the Performance Cycle.

Share Retention Agreements

  The Committee may require as a condition of an Award of an Option, SAR or PSU that the Participant and the Corporation enter into a Share Retention Agreement to provide that the certificate or certificates representing any Exercise Gain Shares or Performance Shares, when issued, will be held by the Corporation and such shares generally cannot be sold, transferred, assigned, pledged, conveyed or otherwise disposed of by the Participant for not less than 24 nor more than 60 months. If a Participant leaves the continuous employment of the Corporation before the end of the retention period for any reason other than Retirement, Disability or death, the Exercise Gain Shares or Performance Shares will continue to be held pursuant to the Share Retention Agreement until the expiration of the applicable retention period. If a Participant's employment is terminated by reason of Retirement or Disability, any shares subject to a Share Retention Agreement are released upon the earliest of (i) expiration of the applicable retention period, (ii) expiration of 2 years from the date of such termination or (iii) the Participant's attainment of age 65. A Share Retention Agreement expires immediately at the time of a Participant's death. Also, any retention period specified by a Share Retention Agreement ceases upon a Change in Control. Generally, a Change in Control occurs if: (a) any person becomes the beneficial owner of 20% or more of the Corporation's Common Stock, (b) the stockholders approve any consolidation or merger where the Corporation is not the surviving corporation or approve any sale or lease of substantially all the Corporation's assets, or
(c) within any period of two consecutive years a majority of the directors of the Corporation changes and the new directors were not elected or nominated by at least two thirds of the directors then in office who were directors at the beginning of such period. If the expiration of a Share Retention Agreement occasioned by a Change in Control, as more particularly defined in the Amended LTIP, results in the imposition of an excise tax on a Participant, the Corporation will pay the tax. The Committee, in its sole discretion, may waive any or all retention periods or other restrictions in a Share Retention Agreement.

Dividend Equivalent Payments

  The Committee may authorize, for any period that is equal to or less than the duration of the related grant of an Option or PSUs, the immediate or deferred payment in cash or in stock of dividend equivalents on one or more shares of Common Stock covered by Options or PSUs granted after January 1, 1989, in an amount equal to, and commensurate with, dividends paid on the Common Stock.

Tax Absorption Payments

  The Committee, in its sole discretion, may authorize a cash payment either directly to the Participant or on the Participant's behalf, in an amount the Committee estimates to be equal (after taking into account any Federal and state income taxes that may be applicable to such cash payment) to any additional Federal and state income taxes that are imposed upon the Participant as a result of the issuance of any Exercise Gain Shares or Performance Shares.

Amendment or Termination

  The Board of Directors may at any time further amend the Amended LTIP provided that no change in any Awards previously granted to a Participant can be made which would impair the rights of a Participant without that Participant's consent and provided further that no alteration or amendment may be made without stockholder approval if such approval is necessary to comply with the requirements of any rule(s) promulgated under Section 16 of the Securities Exchange Act of 1934 or such other Federal or state laws or regulations as may be applicable.

Tax Status

  Under current Federal income tax laws, the principal Federal tax consequences to Participants and the Corporation of the grant and exercise of Incentive Stock Options and Non-qualified Stock Options, pursuant to the provisions of the Amended LTIP, are summarized below:

  Incentive Stock Options. No income results to an Optionee upon the grant or exercise of an Incentive Stock Option, provided that (1) there is no disqualifying disposition of option stock within one year after the transfer of such option stock to the Optionee; and (2) the Optionee is an employee of the Corporation or a Subsidiary Company at all times during the period commencing on the date of grant and ending on the date three months (or twelve months in the case of an Optionee who is totally and permanently disabled) prior to the date of exercise. In the event of a disposition of option stock following the expiration of one year after the transfer of such stock to the Optionee, any gain or loss, equal to the difference between the amount realized upon such disposition and the option price, generally will be taxable as long-term capital gain or loss. In the event of a disqualifying disposition of option stock prior to the expiration of the one year holding period, the Optionee will recognize ordinary income equal to the excess of the Fair Market Value of the option stock at the time of exercise (or the amount realized upon such disposition, if less) over the option price. If the amount realized upon the disqualifying disposition exceeds the Fair Market Value of the option stock at the time of exercise, the excess will be taxable as short-term gain. If the amount realized upon the disqualifying disposition is less than the option price, the Optionee will not recognize the ordinary income and will recognize a short-term capital loss equal to the excess of the option price over the amount realized.

  No deduction is allowable to the Corporation or any Subsidiary Company upon the grant or exercise of an Incentive Stock Option. In the event that an Optionee recognizes ordinary income as a result of a disqualifying disposition of the option stock, the Corporation or a Subsidiary Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the Optionee.

  Non-qualified Stock Options. No income is recognized upon the grant of a Non-qualified Stock Option to an Optionee. The Optionee recognizes ordinary income upon exercise of the Non-qualified Stock Option equal to the excess of the Fair Market Value of the option stock on the date of exercise over the option price.

  The Corporation or a Subsidiary Company generally will be entitled to a deduction equal to the ordinary income recognized by the Participant in the same taxable year in which the Participant recognizes ordinary income with respect to Non-qualified Stock Options.

Awards

  As grants under the Amended LTIP are made solely in the discretion of the Performance-Based Compensation Committee, neither the grants that will be made if stockholder approval is obtained nor grants that would have been made during the preceding fiscal year had the Amended LTIP been in effect are reasonably ascertainable.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE NORFOLK SOUTHERN CORPORATION LONG-TERM INCENTIVE PLAN, AS AMENDED.

  Vote Required for Approval of the Amended LTIP: Under Virginia law, and under the Corporation's Restated Articles of Incorporation and Bylaws, this proposal is approved, so long as a quorum exists, if the votes cast favoring the action exceed the votes opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or by proxy, are not "cast" for this purpose.

4. STOCKHOLDER PROPOSAL CONCERNING GLOBAL WARMING

  The Sisters of the Humility of Mary ("Sisters"), whose mailing address is 52 Old Swartswood Station Road, Newton, New Jersey 07860-5103, and who are beneficial owners of 249 shares of the Corporation's Common Stock, have submitted the following proposal, which we are including in this Proxy Statement for stockholder vote as required by Rule 14a-8 promulgated by the SEC. Both the School Sisters of Notre Dame, whose mailing address is 336 East Ripa Avenue, St. Louis, Missouri 63125, and who are the beneficial owners of 105 shares of the Corporation's Common Stock, and the Missionary Oblates of Mary Immaculate, whose mailing address is 391 Michigan Avenue, N.E., Washington, DC 20017-1516, and who are the beneficial owners of 10,500 shares of the Corporation's Common Stock, are co-sponsors of the Sisters' proposal. The Sisters and their co-sponsors also have provided a "Stockholders' Supporting Statement," which appears immediately after the text of the proposal. Your "Directors' Statement in Opposition" appears after the Sisters' Supporting Statement.

                               Text of Proposal

WHEREAS;

    The overwhelming majority of independent, peer-reviewed atmospheric scientists agree that global warming is a real, existing problem posing serious challenges to our country;

    The Intergovernmental Panel on Climate Change, composed of more than 2000 government selected scientists, warns that global warming caused by burning fossil fuels and emitting greenhouse gases is already under way;

    More frequent and deadly heat waves have claimed the lives of increasing numbers of poor, asthmatic and elderly people nationwide;

    Spring comes a week earlier across the Northern Hemisphere than it did 30 years ago;

    Severe rainstorms have grown by almost 20%

    The Arctic ice sheet is in many places 40 inches thinner than its normal 10 feet;

    Warmer waters have bleached coral reefs around the globe;

    Glaciers are melting

    Sea levels are rising

WE BELIEVE

  In order to leave the children of the world a safe and healthy environment, and protect threatened plants and animals, it is time for Norfolk Southern to live up to its responsibility as a producer of the pollution which causes global warming. A variety of companies including Enron, BP Amoco, 3M, Toyota and others have stated that they "accept the views of most scientists that enough is known about the science and environmental impacts of climate change for us to take actions to address its consequences." These companies are preparing for the future now by taking the concrete steps necessary to assess their opportunities for reducing the amount of carbon pollution they produce. Failing to rise to the challenge set by these industry leaders will hurt our competitiveness and cost our shareholders increasing amounts of money.

RESOLVED; that the shareholders of Norfolk Southern request that the Board of Directors report (at reasonable costs and omitting proprietary information), to shareholders by August 2001, on the greenhouse gas emissions from our company's own operations and products, including (with dollar amounts where relevant) (i) what our company is doing in research and/or action to reduce those emissions and ameliorate the problem, and (ii) the financial exposure of our company and its shareholders due to the likely costs of reducing those emissions for damages associated with climate change.

                      Stockholders' Supporting Statement

  We believe that Norfolk Southern is exposing its shareholders to financial risk by continuing to produce unnecessary amounts of the pollution which causes global warming, even as the problem of climate change becomes more severe, more widely understood, and more likely to lead to legislation that will penalize excessive carbon polluters. Furthermore, we believe that our company is using shareholder money for advertising and lobbying to suggest that the problem of global warming is exaggerated, not real, or too costly to deal with; and thus using our prestige and influence to obstruct effort to address climate change.

                      Directors' Statement in Opposition

  The proposal calls on the Board to report to shareholders by August 2001 on emissions of greenhouse gases from operations and products with emphasis on abatement research and financial exposure for damages associated with climate change.

  Proponents inappropriately target an environmentally friendly transportation mode. Railroads have inherent environmental advantages over competing transportation modes from the standpoint of emissions, safety and use. Rail carriers actively seek to lessen the already low emission levels generated by their operations.

  Compared with trucks, the principal competitor of railroads for land transport of goods, railroad operations emit one-tenth the hydrocarbons and particulates for every billion ton-miles of transportation, and just one-third the nitrogen oxide and carbon monoxide. The U.S. Environmental Protection Agency has stated that locomotives are about three times cleaner than trucks on the basis of air emissions per ton moved. In fact, it is estimated that the diversion from truck to rail of even a small percentage of intercity freight now moving by highway would result in a large decline in annual carbon dioxide emissions. Furthermore, railroad fuel efficiency has increased 16 percent since 1990 (63 percent since 1980); today, railroads can move a ton of freight an average of 384 miles per gallon of diesel fuel used.

  Neither NS nor the railroad industry rests on these favorable statistics. In the past five years, railroads have invested several billion dollars to acquire more than 4,000 locomotives that are more fuel efficient and less polluting than older models. Railroads and their suppliers are engaged in research and development efforts to increase fuel efficiency and reduce emissions and are encouraging the federal government to do likewise. Railroads also have committed themselves to further substantial reductions in atmospheric emissions, including endorsement of an Environmental Protection Agency regulation that calls for a 60 percent reduction in NOx emissions on new locomotives manufactured beginning in 2005 and for reductions in the emissions of existing locomotives as they are remanufactured during their useful lives.

  Accordingly, there is no reason to commit Corporation resources to studying and reporting on the issues proposed in the shareholder resolution. Given the complex interrelationship between measures to reduce emissions and the Nation's economy, it would be premature and unwise to limit the Corporation's ability to join others in a call for appropriate, measured evaluations of the best scientific data on the issue of global warming, consistent with the best economic interests of the stockholders of the Corporation.

  Your directors recommend a vote AGAINST this proposal.

  Vote Required to Approve a Stockholder Proposal: Under Virginia law and under the Corporation's Restated Articles of Incorporation and Bylaws, stockholder proposals are approved, so long as a quorum exists, if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy card, are not "cast" for this purpose.

5. STOCKHOLDER PROPOSAL TO ELIMINATE DIVIDEND EQUIVALENT PAYMENTS ON STOCK OPTIONS FOR VICE PRESIDENTS AND ABOVE

  Mr. and Mrs. George W. Ruff (the "Ruffs"), whose mailing address is 1207 Summit Creek, San Antonio, Texas 78258, and who are beneficial owners of 20,275 shares of the Corporation's Common Stock, have submitted the following proposal, which we are including in the Proxy Statement for stockholder vote as required by Rule 14a-8 promulgated by the SEC. The Ruffs also have provided a "Stockholders' Supporting Statement" which appears immediately after the text of the proposal. Your "Directors' Statement in Opposition" appears after the Ruffs' Supporting Statement.

                               Text of Proposal

BE IT RESOLVED STOCKHOLDERS RECOMMEND THAT NO CONTRACT BE ENTERED INTO PROVIDING FOR THE PAYMENT OR ACCUMULATION OF DIVIDEND EQUIVALENTS EITHER IN CASH OR AS DEFERRED STOCK UNITS ON STOCK OPTIONS ISSUED AFTER THE DATE OF THE 2001 ANNUAL MEETING TO PERSONS WITH THE RANK OF VICE-PRESIDENT AND ABOVE, THE DECISION MAKERS CHARGED WITH THE EFFICIENT AND PROFITABLE OPERATION OF THE CORPORATION, UNTIL FOUR CONSECUTIVE QUARTERS HAVE PASSED WHERE NET EARNINGS PER SHARE EXCEEDS THE DIVIDEND IN EFFECT ON JANUARY 1, 2001 BY FIFTY PERCENT.

                      Stockholders' Supporting Statement

  Norfolk Southern has largely failed to create earnings per share per quarter exceeding the amount of the dividend since the acquisition of a portion of the former Conrail system.

  At the present time, executives with an option to purchase Norfolk Southern stock at a guaranteed price do not have to exercise the option in order to realize dividend income.

  Cash dividends on options received through the original stockholder approved program will result in the optionee having realized sizable incomes during the ten year life of the option without personal investment risk on the part of the optionee until the option is exercised.

  Dividend equivalents are paid for five years in Deferred Stock Units on the 1996 through 2000 option grants. The value of each Unit fluctuates with the value of a share of Common Stock. Units are satisfied in cash at the end of five years on the basis of the then fair market value of the Common Stock. While these Units are accumulating or for option grants that pay dividend equivalents in cash, no personal investment risk is experienced by the optionee.

  As the result of dividend equivalents being awarded to employees receiving the options, a large amount of dividends are arguably diverted from shareholders who have made a personal financial investment; who have accepted the investment risks of the marketplace; and who are the owners of the property as witnessed by their possession of stock certificates--not options.

  The dramatic reduction in the value of stock purchased with real dollars by the majority of stockholders and the sale of assets needed in part to create the capital required to pay the quarterly dividend constitute justification for a change in the payment of dividends and/or dividend equivalents as noted in the Resolution.

                      Directors' Statement in Opposition

  The proposal recommends that no dividend equivalents be paid on stock options issued after the date of the 2001 Annual Meeting to persons with the rank of Vice President or above until certain earnings targets have been met.

  In support of their resolution, Proponents advance arguments that do not recognize the need for flexibility in tailoring officers' overall compensation. The proposal would impair the efforts of the Compensation and Nominating Committee and the Performance-Based Compensation Committee ("PBC Committee") of the Board of Directors to structure officers' compensation with an appropriate balance between cash and performance-based compensation.

  The PBC Committee awards stock options in accordance with the terms of the Long-Term Incentive Plan, a stockholder approved plan. In the past, options have been awarded which pay dividend equivalents either immediately in cash or as deferred stock units, depending on the balance between cash and long-term, at risk compensation which was considered by the Committees to be appropriate at the time of the awards. For the years 1996 through 2000, the PBC Committee determined that the Corporation's compensation structure was best served by further aligning the interests of officers and stockholders through the award of options that paid dividend equivalents as deferred stock units. The value of these deferred stock units fluctuates with the value of a share of Common Stock so that officers in fact have seen the value of their units decline dramatically over the past two years.

  In recent years, salaries paid to officers have become increasingly non-competitive when compared to the Corporation's peers, and the balance between cash compensation and long-term, at risk compensation has become skewed. Consequently, in an effort to restore a better balance to the Corporation's compensation structure, option awards granted in January 2001 pay dividend equivalents in cash. Your directors think it is important to preserve this kind of flexibility so that incentives can be selected, based on recommendations of an independent consulting firm, that best motivate the Corporation's executives. Clearly, the mix of incentives may need to change from year to year, and this proposal would limit the flexibility necessary to ensure that the Corporation's total compensation package remains competitive relative to companies with which the Corporation competes for management talent.

  In their Statement in Support, the Proponents argue that as a result of dividend equivalents being awarded to employees receiving options, a large amount of dividends are arguably diverted from shareholders. In actuality, the payment of dividend equivalents is no different from any other legitimate corporate expenditure. All expenses are, in some sense, "diverted" from potential use as stockholder dividends; however, no corporation could function were it to refrain from making expenditures on that basis. To isolate this obligation in particular is misleading since it is not necessarily the case that such amounts would otherwise be paid out as stockholder dividends. Because dividend equivalents comprise a part of the Corporation's executive compensation package, their elimination would only require the Corporation to evaluate whether other expenditures, such as salary increases, would then be necessary to maintain the competitiveness of the Corporation's executive compensation package.

  Your directors recommend a vote AGAINST this proposal.

  Vote Required to Approve a Stockholder Proposal: Under Virginia law and under the Corporation's Restated Articles of Incorporation and Bylaws, stockholder proposals are approved, so long as a quorum exists, if the number of votes cast favoring the action exceed the number of votes cast opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or by proxy, are not "cast" for this purpose.

6. OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the 2001 Annual Meeting other than as noted in this paragraph and elsewhere in this Proxy Statement. Under applicable provisions of the SEC's Rule 14a-8, one stockholder proposal is not included in this Proxy Statement. If that or any other proposal properly is brought before the 2001 Annual Meeting for a vote, the holders of proxies solicited hereby intend to exercise their discretionary authority to vote against it or them. If any other matters properly come before the meeting, the proxies received pursuant to this solicitation will be voted thereon in accordance with the judgment of the holders of such proxies.

                           SUPPLEMENTAL INFORMATION

  Applicable rules of the SEC require that we furnish you the following information relating to the oversight and management of your Corporation and to certain matters concerning its Board of Directors and its officers.

                         BENEFICIAL OWNERSHIP OF STOCK

  Based solely upon information in the most recent Schedule 13G filings with the SEC, the following table sets forth information concerning the persons or groups known to the Corporation to be the beneficial owners of more than five percent of the Corporation's Common Stock, its only class of voting securities.

 Title
   Of           Name and Address             Amount and Nature        Percent
 Class        of Beneficial Owners        of Beneficial Ownership     of Class
 -----        --------------------        -----------------------     --------
 Common    AXA Financial, Inc.*                 43,592,297**            11.4**
 Stock     1290 Avenue of Americas
           New York, NY 10104

           Capital Research and                 27,220,100***            7.1***
           Management Company
           333 South Hope Street
           Los Angeles, CA 90071-1447

--------
  *Filing jointly pursuant to a joint filing agreement are (a) AXA Financial, Inc., (b) four French mutual insurance companies as a group (AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, and AXA Courtage Assurance Mutuelle), (c) AXA and (d) their subsidiaries (all filers collectively called "AXA Group").

  **AXA Financial, Inc. reported in its Schedule 13G filing that AXA Group beneficially owned 11.4% of the Corporation's Common Stock as of December 31, 2000, and that as of that date it had sole voting power with respect to 24,603,586 such shares and shared voting power with respect to 4,187,530 such shares.
  ***Capital Research and Management Company ("Capital") reported in its
Schedule 13G filing that it beneficially owned 7.1% of the Corporation's Common Stock as of December 29, 2000. Capital also reports it has sole voting power with respect to none of such shares.

  The following table sets forth as of February 28, 2001, the beneficial ownership of the Corporation's Common Stock (including, in the case of directors, "Stock Units," and in the case of Executive Officers, "Deferred Stock Units," each of which is not actually a share of Common Stock, but ultimately has a cash value equal to the market price of a share of Common Stock at the time any such unit is satisfied) for:

  (1) each director (including the Chief Executive Officer) and each nominee;

  (2) each of the other four most highly compensated Executive Officers, based on the sum of 2000 salary and incentive pay for 2000; and

  (3)all directors and Executive Officers of the Corporation as a group.

  Unless otherwise indicated by footnote to the data in the table, all such shares are held with sole voting and investment powers, and no director or Executive Officer beneficially owns any equity securities of the Corporation or its subsidiaries other than the Corporation's Common Stock. No one director or Executive Officer, nor all directors and Executive Officers as a group, owns as much as 1% of the total outstanding shares of the Corporation's Common Stock.

                  Shares of                                   Shares of
Name             Common Stock       Name                     Common Stock
----             ------------       ----                     ------------
Gerald L.
 Baliles             18,117/1/,/2/  Jane Margaret O'Brien        16,552/1/,/2/
Carroll A.
 Campbell, Jr.       15,015/1/,/2/  Harold W. Pote               18,781/1/,/2/
Gene R. Carter       18,899/1/,/2/  L. I. Prillaman             585,182/4/
Alston D.
 Correll             12,000/1/,/2/  Stephen C. Tobias           591,372/5/
David R. Goode    2,293,326/3/      Henry C. Wolf               615,076/6/
Landon Hilliard      26,749/1/,/2/  Charles W. Moorman          248,566/7/
Steven F. Leer       13,535/1/,/2/
23 Directors and Executive Officers as a group
 (including the persons named above)                          6,293,921/8/

--------
  /1/Includes a one-time grant of 3,000 shares to each non-employee director on January 1, 1994, or when that director was elected to the Board thereafter. These grants are made pursuant to the Directors' Restricted Stock Plan; the director may vote these shares, but has no investment power over them until they are distributed (see information under the "Board of Directors" caption on page 21).
  /2/Includes: (a) the grant in each year beginning in 1996 through 2001 of stock units to each non-employee director and (b) the crediting, effective June 1, 1996, of stock units representing the actuarially determined present value of the retirement benefit that all non-employee directors serving on the date of the 1996 Annual Meeting of Stockholders agreed to forego. Stock units are credited to a separate memorandum account maintained for each director and are administered in accordance with the Corporation's Outside Directors' Deferred Stock Unit Program (see information under the "Board of Directors" caption on page 21). As of February 28, 2001, the number of stock units credited under this Program to each such director's account was as follows: Mr. Baliles, 15,117; Mr. Campbell, 11,300; Mr. Carter, 15,749; Mr. Correll, 4,000;
Mr. Hilliard, 15,749; Mr. Leer, 9,335; Ms. O'Brien, 13,552; and Mr. Pote,
14,281.
  /3/Includes 11,704 shares credited to Mr. Goode's account in the Corporation's Thrift and Investment Plan; 230,198 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Goode possesses voting power but has no investment power until the shares are distributed; 1,830,000 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Goode has the right to acquire beneficial ownership within 60 days; 101,358 deferred stock units credited to Mr. Goode pursuant to the Corporation's Long-Term Incentive Plan; and 26,520 restricted shares awarded to Mr. Goode pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Goode possesses voting power but has no investment power until January 29, 2004.
  /4/Includes 23,061 shares credited to Mr. Prillaman's account in the Corporation's Thrift and Investment Plan; 57,466 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Prillaman possesses voting power but has no investment power until the shares are distributed; 432,000 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Prillaman has the right to acquire beneficial ownership within 60 days; and 26,764 deferred stock units credited to Mr. Prillaman pursuant to the Corporation's Long-Term Incentive Plan.
  /5/Includes 14,648 shares credited to Mr. Tobias' account in the Corporation's Thrift and Investment Plan; 59,106 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Tobias possesses voting power but has no investment power until the shares are distributed; 454,500 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Tobias has the right to acquire beneficial ownership within 60 days; and 26,764 deferred stock units credited to Mr. Tobias pursuant to the Corporation's Long-Term Incentive Plan.
  /6/Includes 11,395 shares credited to Mr. Wolf's account in the Corporation's Thrift and Investment Plan; 68,007 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Wolf possesses voting power but has no investment power until the shares are distributed; 477,000 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Wolf has the right to acquire beneficial ownership within 60 days; and 26,764 deferred stock units credited to Mr. Wolf pursuant to the Corporation's Long-Term Incentive Plan.
  /7/Includes 3,678 shares credited to Mr. Moorman's account in the Corporation's Thrift and Investment Plan; 23,807 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Moorman possesses voting power but has no investment power until the shares are distributed; 205,000 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Moorman has the right to acquire beneficial ownership within 60 days; and 10,396 deferred stock units credited to Mr. Moorman pursuant to the Corporation's Long-Term Incentive Plan.
  /8/Includes 68,270 shares credited to Executive Officers' individual accounts under the Corporation's Thrift and Investment Plan. Also includes:
577,448 shares held by the Corporation for such officers under share retention agreements pursuant to the Corporation's Long-Term Incentive

Plan and over which the officer possesses voting power but has no investment power until the shares are distributed; 4,906,750 shares subject to stock options granted to Executive Officers pursuant to the Corporation's Long-Term Incentive Plan, with respect to which the optionee has the right to acquire beneficial ownership within 60 days; 276,341 deferred stock units credited to such Executive Officers pursuant to the Corporation's Long-Term Incentive Plan; and 26,520 restricted shares awarded to one Executive Officer pursuant to the Corporation's Long-Term Incentive Plan and over which he possesses voting power but no investment power until January 29, 2004. Also includes 1,936 shares in which one Executive Officer disclaims beneficial ownership.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16 of the Securities Exchange Act of 1934 requires the Corporation's directors and Executive Officers and any persons beneficially owning more than 10 percent of a class of the Corporation's stock (of which there are none), to file certain reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange. Based solely on its review of copies of Forms 3, 4 and 5 available to it, or written representations that no Forms 5 were required, the Corporation believes that all required Forms concerning 2000 beneficial ownership were filed on time by all directors and Executive Officers.

                              BOARD OF DIRECTORS

Composition and Attendance

  On December 31, 2000, the Board of Directors of the Corporation consisted of nine members. The Board is divided into three classes; the members of each class are elected for a term of three years, and each class contains as nearly as possible an equal number of directors--a requirement of the Corporation's Restated Articles of Incorporation. The Board met seven times in 2000. Each director attended not less than 75% of the aggregate number of meetings of the Board and meetings of all committees on which such director served, except for Gene R. Carter who attended thirteen of eighteen such meetings, or 72.2 percent.

Retirement Policy

  Under the Corporation's retirement policy for directors, a director must retire effective the date of the annual meeting that next follows the date of that director's 72nd birthday; if a director's 72nd birthday coincides with the date of the annual meeting, that director retires effective that date.

Compensation

  Retainer and Fees: In 2000, each member of the Board of Directors, other than Mr. Goode, received an annual retainer for services of $32,000 and a fee of $1,800 for each attendance at a meeting of the Board or of any committee of the Board, plus expenses in connection with attendance at such meetings. Because Mr. Goode is an officer of the Corporation, he receives no additional compensation for Board service.

  Directors' Deferred Fee Plan: A director may elect to defer receipt of all or a portion of compensation. Amounts deferred are credited to a separate memorandum account maintained in the name of each participating director; interest is credited to the account at the beginning of each quarter. For 1994 and later years, the interest rate is determined on the basis of the director's age at the time of the deferral: under age 45, 7%; age 45-54, 10%; age 55-60, 11%; and over age 60, 12 percent. The total amount so credited (including amounts deferred in prior years and interest earned thereon) is distributed in ten annual installments beginning in the year following the year in which the participant ceases to be a director. During 2000, seven directors participated in this Plan.

  The Corporation's commitment to accrue and pay interest on amounts deferred is facilitated by the purchase of corporate-owned life insurance on the lives of directors. If the Board of Directors determines at any time that changes in the law affect the Corporation's ability to recover the cost of providing the benefits payable under this Plan, the Board, in its discretion, may reduce the interest credited on deferrals to a rate not less than one half the rate otherwise provided for in this Plan.

  Directors' Restricted Stock Plan: Each non-employee director serving on January 1, 1994, was awarded 3,000 restricted shares of the Corporation's Common Stock ("Restricted Stock"). Any person who is not and never has been an employee of the Corporation and who is first elected to the Board after January 1, 1994, also receives a grant of 3,000 shares of Restricted Stock.

  Restricted Stock is registered in the name of the director, who has all rights of ownership (including the right to vote the shares and receive dividends); however, Restricted Stock may not be sold, pledged or otherwise encumbered during a restriction period which (a) begins when the Restricted Stock is granted and (b) ends on the earlier of (i) the date the director dies or (ii) six months after the director becomes disabled or retires.

  Outside Directors' Deferred Stock Unit Program: Each non-employee director was granted 4,000 Stock Units effective January 29, 2001. It is anticipated that, from time to time, non-employee directors may be granted additional Stock Units in an amount sufficient to assure that their total annual compensation for services is competitive.

  Stock Units in each director's memorandum account are credited with dividends as paid on the Corporation's Common Stock, and the amount so credited is converted into additional Stock Units, including fractions thereof, based on the mean of the high and low trading prices of the Corporation's Common Stock on the dividend payment date.

  Upon leaving the Board for any reason, a director will receive in cash (either in a lump sum or in ten annual installments, in accordance with an election made by each director) an amount determined with respect to the mean of the high and low trading prices of the Corporation's Common Stock. The amount of a lump-sum payment is determined on the basis of the mean of the high and low trading prices on the last business day of the month following the director's cessation of service. The amount of installment payments is determined annually with respect to the mean of the high and low trading prices on the third business day following the first public announcement of earnings for the preceding year. During the ten-year period over which installments are paid, Stock Units in the memorandum account at any time that have not been paid in cash will be credited with dividends as paid on the Corporation's Common Stock.

  Directors' Charitable Award Program: Each director serving on February 1, 1996, could nominate one or more tax-exempt institutions to receive up to a total of $500,000 (payable in five equal annual installments following the director's death); directors elected after February 1, 1996, are entitled to designate up to $100,000 per year of service until the $500,000 cap is reached. Another $500,000 will be paid to the Norfolk Southern Foundation in the director's name following the director's death.

  This Program supports, in part, the Corporation's long-standing commitments to contribute to educational, cultural and other appropriate charitable institutions and to encourage others to do the same. It is funded, and its costs are expected to be recovered, through corporate-owned life insurance on the directors.

  Because the Corporation makes the charitable contributions (and is entitled to the related deduction) and is the owner and the beneficiary of the life insurance policies, directors derive no direct financial benefit from this Program. Moreover, amounts the Foundation receives from insurance proceeds under this Program may reduce what the Corporation otherwise would contribute from general corporate resources to support the Foundation's activities.

Committees

  Each year, not later than at its Organization Meeting that usually follows the Annual Meeting of Stockholders, the Board of Directors appoints members of the Executive Committee, the Pension and Finance Committee, the Audit Committee, the Compensation and Nominating Committee, and the Performance-Based Compensation Committee.

  The Executive Committee met two times in 2000; at year-end, its members were Landon Hilliard, Chair, and David R. Goode. Arnold B. McKinnon was a member of this Committee until his retirement, effective the date of the 2000 Annual Meeting of Stockholders. Until his death on October 21, 2000, L. E. Coleman also served as a member of the Committee. This Committee is empowered to exercise, to the extent permitted by Virginia law, all the authority of the Board of Directors when the Board is not in session, including the declaration of a quarterly dividend upon the Corporation's Common Stock at the rate of the quarterly dividend most recently declared by the Board. All actions taken by the Committee are to be reported to the Board at its meeting next following such action and are subject to revision or alteration by the Board.

  The Pension and Finance Committee met five times in 2000; at year-end, its members were Gerald L. Baliles, Chair, Carroll A. Campbell, Jr., Gene R. Carter, Alston D. Correll (elected in September 2000), Landon Hilliard, Steven
F. Leer and Jane Margaret O'Brien. This Committee:

  . makes recommendations to the Board of Directors concerning an annual investment policy for the assets of the Corporation's pension fund and the engagement of, and the fees to be paid to, firms of investment managers to manage designated portions of such assets within the framework of the investment policy;

  .  reviews the performance of the investment managers;

  . receives, reviews and transmits to the Board the annual reports, financial statements and actuarial valuations of the pension plans; and

  . develops guidelines and oversees implementation of policies concerning the Corporation's capital structure and related costs.

  The Audit Committee met six times in 2000; at year-end, its members were Harold W. Pote, Chair, Gerald L. Baliles, Carroll A. Campbell, Jr., Gene R. Carter, Jane Margaret O'Brien and Alston D. Correll (elected in September
2000). The Board of Directors has determined that all members of the Audit Committee are independent, as defined by the applicable rules of the New York Stock Exchange. This Committee:

  . serves as an independent and objective monitor of the Corporation's financial reporting process and internal control systems;

  . appraises the efforts and effectiveness of the Corporation's independent public accountants and Internal Audit Department, including their independence and professionalism;

  . provides an efficient means for communication among the Board, the independent public accountants, the Corporation's financial and senior management and its Internal Audit Department;

  . recommends to the Board of Directors the engagement of, and the fees to be paid to, the independent public accountants; and

  . supervises the Corporation's compliance with applicable legal and regulatory requirements.

  The Audit Committee is governed by a written charter adopted by the Committee and first approved by the Board of Directors in May 2000. The Audit Committee last reviewed and reassessed the adequacy of the Charter, with no changes being recommended, in January 2001. A copy of the Charter of the Audit Committee is attached to this Proxy Statement as Appendix A.

                            AUDIT COMMITTEE REPORT

  The Audit Committee of the Board of Directors ("Committee") has reviewed and discussed with management the Corporation's audited financial statements for the fiscal year ended December 31, 2000.

  The Committee has discussed with KPMG LLP, the independent auditors for the Corporation, the matters required to be discussed by Statement on Auditing Standards 61, "Communications with Audit Committees," as amended.

  The Committee also has received and reviewed the written disclosures and letter from KPMG LLP required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as amended, and has discussed with KPMG LLP their independence.

  Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the financial statements referred to above be included in the Corporation's Annual Report for the year ended December 31, 2000, on Form 10-K filed with the SEC.

                                 Harold W. Pote, Chair
                                 Gerald L. Baliles, Member
                                 Carroll A. Campbell, Jr., Member
                                 Gene R. Carter, Member
                                 Jane Margaret O'Brien, Member
                                 Alston D. Correll, (elected a director and
                                  appointed a Member September 26, 2000)

  The Compensation and Nominating Committee met six times in 2000; at year-end, its members were Gene R. Carter, Chair (elected in November 2000), Landon Hilliard, Steven F. Leer and Harold W. Pote. L. E. Coleman was Chair of this Committee until his death on October 21, 2000. In addition to making various determinations under certain compensation plans, this Committee makes recommendations to the Board of Directors concerning:

  .  executive salaries;

  . adoption and administration of any management incentive bonus plan, deferred compensation plan or other similar plans of the Corporation;

  .  individuals to be elected as officers of the Corporation; and

  .  nominees for election to the Board.

  The Committee will consider nominees recommended by stockholders for election to the Board. Such recommendations must be in writing addressed to the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-9219, and shall include sufficient background material to enable the Committee to consider fully the qualifications of the individual and any potential conflict of interest or legal restrictions concerning the person's service in the proposed capacity.

  Stockholders wishing to nominate an individual for election as a director at an annual meeting must comply with specific Bylaw provisions, details of which are available on request from the Corporate Secretary.

  The Performance-Based Compensation Committee was established in January 2000 and met one time in 2000; at year-end, its members were Gene R. Carter, Chair (elected in November 2000), Steven F. Leer and Harold W. Pote. L. E. Coleman was Chair of this Committee until his death on October 21, 2000. This
Committee:

  . makes awards under the Long-Term Incentive Plan of the Corporation and Participating Subsidiaries; and

  . makes compensation decisions in which only "disinterested" directors (under the provisions of Section 162(m) of the Code) may participate.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In 2000, the Corporation paid $460,216 for legal services to the law firm of Hunton & Williams, in which Mr. Baliles is a partner.

  Arch Coal, Inc. (including affiliates and subsidiaries, "Arch"), of which Mr. Leer is President and Chief Executive Officer, is engaged in coal mining and related businesses. Prior to Mr. Leer's election as a director of the Corporation, Norfolk Southern Railway Company ("Railway") had provided transportation services for Arch at rates fixed in conformity with law or governmental authority. In 2000, the Railway continued to provide such services for Arch on those bases, and it expects to do so in succeeding years. Arch also has entered into leases with various subsidiaries of the Corporation, generating 2000 rent and royalty income for the subsidiaries of slightly more than $20.8 million. In the future, the parties (1) may negotiate the terms and conditions of one or more renewals and of one or more new leases and (2) may compete to acquire fee, leasehold or other interests in natural resource properties. Mr. Leer would not participate in the Board's consideration of these and other similar matters in which Arch is an interested party.

  The Corporation maintains various banking relationships with Brown Brothers Harriman & Co. ("Brown Brothers"), in which Mr. Hilliard is a partner, on bases that are consistent with normal financial and banking practices. All transactions are entered into in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other banks. Also, Brown Brothers was paid $179,835 in fees for managing a portion of the assets of the Corporation's pension fund in 2000.

         COMPENSATION COMMITTEES INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation and Nominating Committee during 2000 were Mr. Carter, Chair (elected in November 2000), Mr. Coleman (who was Chair of the Committee until his death on October 21, 2000), Mr. Hilliard, Mr. Leer and Mr. Pote. The members of the Performance-Based Compensation Committee during 2000 were Mr. Carter, Chair (elected in November 2000), Mr. Coleman (who was Chair of the Committee until his death on October 21, 2000), Mr. Leer and Mr. Pote. Other than Mr. Hilliard's relationship with Brown Brothers and Mr. Leer's relationship with Arch (about which information is provided under the preceding caption), there were no reportable business relationships between the Corporation and such individuals.

                            EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

  The following table sets forth the cash compensation paid, as well as certain other compensation accrued or paid, to the Chief Executive Officer and to each of the other four most highly compensated Executive Officers of the Corporation in 2000 (together, the "Named Executive Officers"), for service in all capacities to both the Corporation and its subsidiaries by the Named Executive Officers in the fiscal years ending December 31, 2000, 1999 and 1998.

                          SUMMARY COMPENSATION TABLE

                                                                          Long-Term
                                     Annual Compensation                Compensation
                              ------------------------------------- ---------------------
                                                                      Awards    Payouts
                                                                    ---------- ----------
                                                                    Securities
                                                     Other Annual   Underlying    LTIP       All Other
Name and Principal            Salary/1/ Bonus/1/    Compensation/2/ Options/3/ Payouts/4/ Compensation/5/
   Position              Year    ($)      ($)             ($)          (#)        ($)           ($)
------------------       ---- --------- --------    --------------- ---------- ---------- ---------------
David R. Goode           2000  950,000  410,400/6/      530,535/7/   525,000     167,130      62,343
 Chairman, President and 1999  950,000        0         337,490      365,000     597,047      88,315
 Chief Executive Officer 1998  900,000  887,400         739,809      250,000   1,615,566      82,083
L. I. Prillaman          2000  375,000  108,000          86,779      150,000      55,710      21,824
 Vice Chairman and Chief 1999  375,000        0         265,636       90,000     191,055      29,722
 Marketing Officer       1998  360,417  274,231         280,085       60,000     516,981      25,719
Stephen C. Tobias        2000  500,000  144,000         164,377      150,000      55,710      33,821
 Vice Chairman and Chief 1999  500,000        0         247,075       90,000     191,055      44,448
 Operating Officer       1998  485,417  382,897         219,885       60,000     516,981      35,877
Henry C. Wolf            2000  500,000  144,000         176,612      150,000      55,710      37,804
 Vice Chairman and Chief 1999  500,000        0         109,030       90,000     191,055      50,359
 Financial Officer       1998  485,417  382,897         321,915       60,000     516,981      38,425
Charles W. Moorman       2000  257,500   69,525          12,619       60,000      16,713      14,075
 President Thoroughbred  1999  250,000        0          14,003       30,000      59,705      20,157
 Technology and          1998  240,000  177,480          15,920       25,000     161,557      20,157
 Telecommunications,
  Inc.

--------
  /1/Includes portion of any salary or bonus award elected to be received on a deferred basis.
  /2/Includes amounts reimbursed for the payment of taxes on personal benefits. Also includes the amount by which the interest accrued on salary and bonuses deferred under the Officers' Deferred Compensation Plan exceeds 120% of the applicable Federal long-term rate provided under Section 1274(d) of the Code; for 2000, these amounts were: for Mr. Goode, $125,694; Mr. Prillaman, $18,429; Mr. Tobias, $85,517; Mr. Wolf, $99,961; and Mr. Moorman, $3,686.
Includes tax absorption payments in 1998 for gains realized upon exercise of certain stock options (in 1998, for Messrs. Goode, Prillaman, Tobias and Wolf; in 1999 for Messrs. Prillaman and Tobias and in 2000 for Messrs. Goode, Prillaman, Tobias and Wolf).
  /3/Options were granted without tandem SARs.
  /4/Represents the value of the "earn out" pursuant to the performance share feature of the Corporation's Long-Term Incentive Plan for periods ended December 31, 2000, 1999 and 1998 (for 2000, performance shares were earned for achievements in the three-year period 1998-2000; for 1999, for achievements in the three-year period 1997-1999; and for 1998, for achievements in the three-year period 1996-1998).
  /5/Includes for 2000 (i) contributions of $5,100 to the Corporation's 401(k) plan on behalf of each of the Named Executive Officers; and (ii) total premium payments (out-of-pocket cash cost) on "split dollar" life insurance policies for Mr. Goode, $57,243; Mr. Prillaman, $16,724; Mr. Tobias, $28,721; Mr. Wolf, $32,704; and Mr. Moorman, $8,975.
  /6/Represents the value of 26,520 Restricted Shares awarded to Mr. Goode effective January 29, 2001, pursuant to the terms of the Corporation's Long-Term Incentive Plan, in lieu of the cash bonus Mr. Goode earned in 2000 pursuant to the Corporation's Executive Management Incentive Plan. These Restricted Shares vest immediately, however Mr. Goode will not have investment power over the shares during a 36 month Restriction Period. Dividends will be paid on the Restricted Shares during the Restriction Period. Other than this grant, there were no restricted stock holdings outstanding at the end of the last fiscal year.
  /7/Includes personal use in 2000, as directed by resolution of the Board of Directors, of the Corporation's aircraft valued at $173,789--calculated on the basis of the aggregate incremental cost of such use to the Corporation.

Long-Term Incentive Plan

  The Corporation's Long-Term Incentive Plan, as last approved by stockholders in 1995, provides for the award of Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Restricted Shares and Performance Share Units to officers and other key employees of both the Corporation and certain of its subsidiaries. The Performance-Based Compensation Committee of the Board of Directors ("Committee") administers the Plan and has sole discretion, subject to certain limitations, to interpret the Plan; to select Plan participants; to determine the type, size, terms and conditions of awards under the Plan; to authorize the grant of such awards; and to adopt, amend and rescind rules relating to the Plan.

  Stock Options

  The following table sets forth certain information concerning the grant in 2000 of stock options under the Long-Term Incentive Plan to each Named Executive Officer:

                    Option/SAR* Grants in Last Fiscal Year

                                                                  Grant Date
                       Individual Grants                            Value
----------------------------------------------------------------- ----------
                 Number of
                 Securities  % of Total                             Grant
                 Underlying   Options                                Date
                  Options    Granted to   Exercise or              Present
                 Granted/1/ Employees in Base Price/2/ Expiration  Value/3
Name                (#)     Fiscal Year  ($ Per Share)    Date      / ($)
----             ---------- ------------ ------------- ---------- ----------
D. R. Goode       525,000       6.81%       16.9375    01/30/2010 3,055,500
L. I. Prillaman   150,000       1.95%       16.9375    01/30/2010   873,000
S. C. Tobias      150,000       1.95%       16.9375    01/30/2010   873,000
H. C. Wolf        150,000       1.95%       16.9375    01/30/2010   873,000
C. W. Moorman      60,000       0.78%       16.9375    01/30/2010   349,200

*No SARs were granted in 2000.
--------
  /1/These options (of which the first 5,904 granted to each Named Executive Officer are Incentive Stock Options and the remainder are Non-qualified Stock Options) were granted as of January 31, 2000, and are exercisable one year after the date of grant. They earn dividend equivalents in an amount equal to, and commensurate with, dividends as paid on the Common Stock; the dividend equivalents are converted into Deferred Stock Units, the aggregate fair market value of which is payable in cash to the optionee on the earliest of (a) the five-year anniversary of the date of option grant; (b) the exercise of the option (exercises of less than the full option grant result in a prorated cash payment); and (c) the optionee's death, disability or retirement.
  /2/The exercise price (Fair Market Value on the date of grant) may be paid in cash or in shares of Common Stock (previously owned by the optionee for at least one year next preceding the date of exercise) valued at Fair Market Value on the date of exercise.
  /3/In accordance with regulations of the SEC, the present value of the option grant on the date of grant was determined using the Black-Scholes statistical model. The actual amount, if any, a Named Executive Officer may realize upon exercise depends on the stock price on the exercise date; consequently, there is no assurance the amount realized by a Named Executive Officer will be at or near the monetary value determined by using this statistical model.

  In the case of Common Stock, the Black-Scholes model used the following measures and assumptions:

  (a) a stock volatility factor of 0.2073: volatility was determined by an independent compensation consultant using monthly data averaged over the 60-month period January 1, 1995, through December 31, 1999;

  (b) a dividend yield of 2.7%: yield was determined monthly and averaged over the 60-month period January 1, 1995, through December 31, 1999;

  (c) a 1999 risk-free rate of return of 6.0%: this represents the monthly average 10-year Treasury strip rate during 1999, the year prior to the issuance of these options; and

  (d) that the option will be exercised during its ten-year term.

  The foregoing produces a Black-Scholes factor of 0.2910 and a resulting present value of $5.82 for each share of Common Stock subject to the 2000 option grant; the factor and resulting present value have not been adjusted to reflect (i) that options cannot be exercised during the first year of their 10-year term, (ii) the payment of dividend equivalents on unexercised options or (iii) the deferral of receipt of such dividend equivalents until the related Deferred Stock Units actually are paid out.

  The following table sets forth certain information concerning the exercise of options by each Named Executive Officer during 2000 and the number of unexercised options held by each as of December 31, 2000:

              Aggregated Option/SAR Exercises in Last Fiscal Year
                         and FY-End Option/SAR Values

                                        Number of Securities Underlying           Value of Unexercised
                                        Unexercised Options/SARs at FY-       In-the-Money Options/SARs at
                   Shares                             End                               FY-End/1/
                 Acquired on   Value                  (#)                                  ($)
                  Exercise    Realized  -----------------------------------  -------------------------------
Name                 (#)        ($)      Exercisable*       Unexercisable    Exercisable/7/ Unexercisable/7/
----             ----------- ---------- ----------------   ----------------  -------------- ----------------
D. R. Goode       37,500/2/  188,673/2/         1,305,000            525,000        0               0
L. I. Prillaman   15,000/3/   66,094/3/           282,000            150,000        0               0
S. C. Tobias      15,000/4/   75,937/4/           304,500            150,000        0               0
H. C. Wolf        15,000/5/   75,469/5/           304,500            150,000        0               0
C. W. Moorman      6,000/6/   30,375/6/           145,000             60,000        0               0

*Reports, for each Named Executive Officer, the total number of unexercised options that have passed the first anniversary of their grant date.
--------
  /1/Equal to the mean ($13.595) of the high and low trading prices on the New York Stock Exchange-Composite Transactions of the Common Stock on December 31, 2000, less the exercise prices of in-the-money options, multiplied by the number of such options.
  /2/Mr. Goode surrendered 27,715 shares of stock already owned in full satisfaction of the exercise price of options on 37,500 shares.
  /3/Mr. Prillaman surrendered 11,458 shares of stock already owned in full satisfaction of the exercise price of options on 15,000 shares.
  /4/Mr. Tobias surrendered 11,068 shares of stock already owned in full satisfaction of the exercise price of options on 15,000 shares.
  /5/Mr. Wolf surrendered 11,086 shares of stock already owned in full satisfaction of the exercise price of options on 15,000 shares.
  /6/Mr. Moorman surrendered 4,428 shares of stock already owned in full satisfaction of the exercise price of options on 6,000 shares.
  /7/Because the market price of the Common Stock on December 31, 2000, ($13.595) was below the exercise price of options granted in 2000 ($16.9375 per share) and for all earlier years, they are "out-of-the-money" and have no reportable value.

  Performance Share Units ("PSUs")

  The following table sets forth certain information concerning the grant in 2000 of PSUs under the Corporation's Long-Term Incentive Plan to each Named Executive Officer. These PSU grants entitle a recipient to "earn out" or receive performance compensation at the end of a three-year performance cycle (2000-2002) based on the Corporation's performance during that three-year period. Under the 2000 award, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for "earning out" up to one third of the total number of PSUs granted:
(1) three-year average return on average invested capital ("ROAIC"), (2) three-year average NS operating ratio and (3) three-year total return to NS stockholders. A more detailed discussion of these performance criteria can be found in the Joint Committee Report Concerning the 2000 Compensation of Certain Executive Officers under the caption, "Long-Term Incentive Plan," beginning on page 34.

             Long-Term Incentive Plan--Awards in Last Fiscal Year
                           (Performance Share Units)

                                 Performance  Estimated Future Payouts
                    Number of     or Other   under Non-Stock Price-Based
                  Shares, Units    Period               Plans
                       or           Until    ---------------------------
                 Other rights/1/ Maturation  Threshold Target/2/ Maximum
Name                   (#)        or Payout     (#)       (#)      (#)
----             --------------- ----------- --------- --------- -------
D. R. Goode          120,000      01/01/00-       0     56,400   120,000
                                  12/31/02
L. I. Prillaman       30,000      01/01/00-       0     14,100    30,000
                                  12/31/02
S. C. Tobias          30,000      01/01/00-       0     14,100    30,000
                                  12/31/02
H. C. Wolf            30,000      01/01/00-       0     14,100    30,000
                                  12/31/02
C. W. Moorman         15,000      01/01/00-       0      7,050    15,000
                                  12/31/02

--------
  /1/"Earn outs" may be satisfied in cash or in shares of Common Stock (or in some combination of the two), with the stock portion being held by the Corporation for up to 60 months pursuant to a share retention agreement, unless such requirement is waived by the Committee in its sole discretion.
  /2/The Long-Term Incentive Plan does not provide a performance target for an "earn out" under this feature of the Plan; consequently, this column represents 47% of the maximum potential "earn out," which, in accordance with applicable rules of the SEC, is the percentage actually "earned out" under the Plan at the end of the most recently completed performance cycle.

Pension Plans

  The following table sets forth the estimated annual retirement benefits payable on a qualified joint-and-survivor-annuity basis in specified remuneration and years of creditable service classifications under the Corporation's qualified defined benefit pension plans, as well as nonqualified supplemental pension plans that provide benefits otherwise denied participants because of certain Code limitations on qualified plan benefits. It is assumed, for purposes of the table, that an individual retired in 2000 at age 65 (normal retirement age) with the maximum allowable Railroad Retirement Act annuity. The benefits shown are in addition to amounts payable under the Railroad Retirement Act.

                              PENSION PLAN TABLE
                     Estimated Annual Retirement Benefits
                        For Years of Service Indicated

                     Years of Creditable Service
              -----------------------------------------
Remuneration     25        30         35         40
------------  -------- ---------- ---------- ----------
$  300,000    $ 93,388 $  114,633 $  135,877 $  157,122
   400,000     130,888    159,633    188,377    217,122
   500,000     168,388    204,633    240,877    277,122
   600,000     205,888    249,633    293,377    337,122
   700,000     243,388    294,633    345,877    397,122
   800,000     280,888    339,633    398,377    457,122
   900,000     318,388    384,633    450,877    517,122
 1,000,000     355,888    429,633    503,377    577,122
 1,100,000     393,388    474,633    555,877    637,122
 1,200,000     430,888    519,633    608,377    697,122
 1,300,000     468,388    564,633    660,877    757,122
 1,400,000     505,888    609,633    735,000    817,122
 1,500,000     543,388    654,633    765,877    877,122
 1,600,000     580,888    699,633    818,377    937,122
 1,700,000     618,388    744,633    870,877    997,122
 1,800,000     655,888    789,633    923,377  1,057,122
 1,900,000     693,388    834,633    975,877  1,117,122
 2,000,000     730,888    879,633  1,028,377  1,177,122
 2,100,000     768,388    924,633  1,080,877  1,237,122
 2,200,000     805,888    969,633  1,133,377  1,297,122
 2,300,000     843,388  1,014,633  1,207,500  1,357,122

  Under the pension plans, covered compensation includes salary and bonus; each officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated consecutive years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% times total years of creditable service, but not in excess of 60% of such average compensation, less an offset for the annual Railroad Retirement Act annuity.
  The respective last five-year average compensation and approximate years of creditable service, as of January 1, 2001, for each Named Executive Officer were: Mr. Goode, $1,503,397 and 35 years; Mr. Prillaman, $529,367 and 31 years; Mr. Tobias, $695,538 and 31 years; Mr. Wolf, $695,538 and 28 years; and Mr. Moorman, $389,371 and 28 years.

Change-in-Control Arrangements
  In May 1996, the Compensation and Nominating Committee recommended, and the Board of Directors approved, the Corporation's entering into new change-in-control compensation agreements ("Agreements") with each of the Named Executive Officers and with certain other key employees. These Agreements, the terms of which were reviewed by outside counsel, were filed as an exhibit to the Corporation's Report on Form 10-Q for the period ended June 30, 1996, and provide certain economic protections in the event of an involuntary or other specified Termination (each term with an initial capital letter is defined in the Agreements) of a covered individual during a period of twenty-four months next following a Change in Control of the Corporation. As consideration for these Agreements and to help encourage management continuity, covered individuals agreed not to engage in Competing Employment for a period of (a) three years, in most cases, from the date they execute an

Agreement and (b) one year from their Termination Date, if they accept benefits payable or provided under the Agreements.

  These Agreements are terminable by either the Corporation or a covered employee on twenty-four months' notice; however, the term of the prohibition on engaging in Competing Employment is not affected by an Agreement's being terminated.

  Generally, these Agreements provide for (a) severance compensation payments (not continued employment) equal, in the case of each Named Executive Officer, to three times the sum of their Base Pay and Incentive Pay (most other covered employees are entitled to receive a lower multiple of Base Pay and Incentive
Pay); (b) redemption of outstanding Performance Share Units and of outstanding, exercisable options (subject to restrictions, if any, in the case of persons, such as each Named Executive Officer, imposed under Section 16 of the Securities Exchange Act of 1934) and payment of dividend equivalents foregone as a result of the redemption of such options; (c) payment of an amount equal to the present value of the projected value of amounts deferred under the Officers' Deferred Compensation Plan; (d) eligibility for certain Benefits (principally medical, insurance and death benefits) for up to three years following Termination; and (e) certain additional service credit under the Corporation's retirement plans. The Agreements also provide for payment of any Federal excise tax that may be imposed on payments made pursuant to these Agreements.

                       JOINT COMMITTEE REPORT CONCERNING
              THE 2000 COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

  This Report describes Norfolk Southern Corporation's officer compensation strategy, the components of its compensation program and the manner in which 2000 compensation determinations were made for the Corporation's Chairman, President and Chief Executive Officer, David R. Goode, and for the four other officers (collectively, including Mr. Goode, referred to in this report as the "Named Executive Officers") whose 2000 compensation is reported in the Summary Compensation Table of this Proxy Statement.

  The Board's Compensation and Nominating Committee ("C&N Committee") and its Performance-Based Compensation Committee ("PBC Committee") are composed entirely of non-employee directors and met, respectively, six times and one time during 2000. Among other things, the C&N Committee is responsible for recommending to the Board the salaries of Board-elected officers and has administered the Corporation's annual cash incentive plans (the Executive Management Incentive Plan and the Management Incentive Plan); established in January of 2000, the PBC Committee became responsible for administering the Long-Term Incentive Plan, as amended and approved by stockholders at their May 1995 Annual Meeting, which authorizes, as more particularly described below, awards of stock options and performance share units.

  BASE SALARY: While the Board believes that a substantial portion of each Named Executive Officer's total compensation should be "performance-based," both it and the C&N Committee seek to assure that the base salaries of the Named Executive Officers are competitive with those earned by individuals in comparable positions.

  Specifically, the C&N Committee compares Mr. Goode's base salary with salaries paid to chief executive officers of other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. The base salaries of the other Named Executive Officers--as well as all Board-elected officers of the Corporation--are evaluated, principally by Mr. Goode, relative to survey data of base salaries for comparable positions at a large number of American corporations of comparable revenue size, including but not limited to those identified in the Stock Performance Graph. These data are compiled by the Corporation's Human Resources Department and by an outside compensation consultant. The Committee's general intention is to set the base salaries of the Named Executive Officers between the 50th and 75th percentiles of their peers in the respective groups with which they are compared.

  Mr. Goode discusses with the Committee the specific contributions and performance of each of the other Named Executive Officers. Based on such evaluations, comparative salary data and each such Executive Officer's performance in light of the length of service in his current position, Mr. Goode makes base salary recommendations which are submitted for Committee and Board approval.

  Mr. Goode makes no recommendation concerning, nor does he play any role in determining, his base salary (or other compensation), which is set by the Board. As noted, the C&N Committee customarily seeks to set the NS Chairman, President and CEO's base salary around the 50th percentile of the base salaries paid to CEOs of other American corporations of comparable revenue size and competitively (within the mid-range of compensation practice) with those of the chairmen of the other holding companies of Class I railroads. Mr. Goode's base salary in 2000 fell below the 25th percentile; the average 2000 base salaries of the four other Named Executive Officers also fell below the 25th percentile.

  For 2000, Mr. Goode did not receive a salary increase. This decision, not tied to or based on the application of any specific formula, reflects the Corporation's performance in 1999, including its total operating revenues and net income. The base salaries of each of the vice chairmen remained at the same level as in effect at the time of the Committee's meeting in November 1999; effective January 1, 2000, Mr. Moorman's base salary was increased by $7,500, or 3%, when he became President of Thoroughbred Technology and Telecommunications, Inc.

  EXECUTIVE MANAGEMENT INCENTIVE PLAN ("EMIP"): The Corporation's EMIP is designed and administered to ensure that a significant portion of each Named Executive Officer's total annual cash compensation is based on the Corporation's annual financial performance. Effective in 2000, awards to Named Executive Officers, to other Board-elected officers and to participants in the Corporation's Management Incentive Plan (MIP) are paid, if at all, based on the Corporation's performance relative to two pre-determined criteria: operating ratio for the year and pre-tax net income; the performance standards relative to these two criteria are established by the C&N Committee prior to the beginning of each incentive year.

  It is the C&N Committee's philosophy that, to the extent the Corporation achieves EMIP goals, the total of each Named Executive Officer's base salary and EMIP award should become increasingly competitive with the total annual cash compensation paid by comparable organizations. In years in which those goals are not realized, the Named Executive Officers will receive less or no incentive pay.

  Specifically, incentive pay opportunities for Mr. Goode are determined annually by the C&N Committee by comparing Mr. Goode's total annual cash compensation with that paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. Incentive pay opportunities for the four other Named Executive Officers are determined annually by the C&N Committee based on its review of the annual cash compensation of comparable positions at companies of comparable revenue size, including but not limited to those identified in the Stock Performance Graph.

  Using those criteria, in November of 1999 the C&N Committee set Mr. Goode's maximum 2000 incentive opportunity at 120% of his 2000 base salary, Mr. Prillaman's, Mr. Tobias' and Mr. Wolf's at 80% of 2000 base salary and Mr. Moorman's at 75% of 2000 base salary. Actual payments, if any, are based on the extent to which performance standards are achieved.

  For 2000, Mr. Goode and all other Executive Officers earned EMIP awards and each of 461 other officers and key employees earned EMIP or MIP awards, as applicable, equal in the case of each such individual to 36% of that individual's incentive opportunity. As a result, total 2000 cash compensation--2000 base salary and 2000 EMIP award paid in 2001--earned by Mr. Goode and by the four other Named Executive Officers fell below the 25th percentile. Mr. Goode chose to waive the EMIP award he earned in 2000; in lieu of that cash award, the PBC Committee awarded Mr. Goode 26,520 restricted shares of stock pursuant to the Corporation's Long-Term Incentive Plan (as more fully described below).

  LONG-TERM INCENTIVE PLAN ("LTIP"): The Board and the PBC Committee believe that a substantial component of each Named Executive Officer's total direct compensation should be based on and reflect the Corporation's efficient use of assets, its profitability and the total returns (stock price appreciation and dividends) to its stockholders. This is achieved by making annual grants of stock options and performance share units and through share retention agreements entered into with the Named Executive Officers.

  These LTIP arrangements are intended to ensure that the longer-term financial interests of the Named Executive Officers are directly aligned with those of the Corporation's stockholders and to provide the Named Executive Officers with the opportunity to acquire a meaningful beneficial stock ownership position in the Corporation.

  In determining current LTIP awards, the size of prior grants is analyzed within a current total direct compensation framework predicated on a review of both the long-term awards and the total compensation (base salary, bonus and long-term awards) of comparable positions in U.S. companies with comparable revenues. The mix of options and performance share units may vary from year to year to reflect an analysis of the relative value of each type of award and other considerations. The number of stock options and performance share units granted in any year is determined so as to place the total compensation of Mr. Goode and the four other Named Executive Officers, when corporate performance warrants, above the 75th percentile of total compensation for their respective peer groups.

  At its January 2000 meeting, the PBC Committee granted stock options to each of the Named Executive Officers and to 390 other officers and key employees at an exercise price equal to the market value of the shares on the date of grant. These options are exercisable during a ten-year period following the date of grant, after a one-year period has elapsed.

  At the same meeting, the PBC Committee granted performance share units which provide the Named Executive Officers and other recipients the opportunity to earn awards (that will be paid either in cash or in shares of the Corporation's Common Stock, or in some combination thereof) during the first quarter of 2003. The number of performance share units actually earned by recipients is based on criteria approved by stockholders at their May 1995 Annual Meeting--specifically, the Corporation's three-year (i.e., 2000-2002) average Return on Average Invested Capital, three-year average Operating Ratio and three-year Total Stockholder Return, evaluated relative to performance measures established by the PBC Committee and set out in the schedules below. One third of the performance share units granted in 2000 are available to be earned based on each of the three performance criteria.

--------------------------------------     ------------------------------------
    Total Stockholder Return ("TSR")            Return on Average Invested
              vs. S&P 500                           Capital ("ROAIC")
--------------------------------------     ------------------------------------
                     Percentage of                            Percentage of
    Three-Year        Performance             Three-Year       Performance
    Average TSR       Share Units              Average         Share Units
    vs. S&P 500       Earned Out                ROAIC          Earned Out
--------------------------------------     ------------------------------------
90th percentile and                              19%               100%
above                     100%                   18%                90%
        80th              90%                    17%                80%
        70th              85%                    16%                70%
        60th              80%                    15%                60%
        50th              75%                    14%                50%
        40th              50%                    13%                40%
        30th              30%                    12%                30%
   25th and below         0%                     11%                20%
                                                 10%                10%
                                                 10%                 0%
--------------------------------------     ------------------------------------


                       ---------------------------------
                            Operating Ratio ("OpR")
                       ---------------------------------
                                         Percentage of
                         Three-Year       Performance
                         NS Average       Share Units
                            OpR           Earned Out
                       ---------------------------------
                        75% or below         100%
                            80%               75%
                            85%               50%
                            90%               25%
                         Above 90%            0%
                       ---------------------------------


  All stock options granted in 2000 to the Named Executive Officers were subject to the following terms: For the first five (5) years following the date stock options are granted, the Corporation credits dividend equivalents on unexercised options to a separate memorandum account maintained for each Named Executive Officer, and--based on the fair market value of the Corporation's Common Stock on the dividend payment date--the dollar amount of that dividend equivalent is converted into Deferred Stock Units (one such unit is equal in value to one share of Common Stock). The value of such Deferred Stock Units is paid in cash to each Named Executive Officer based on the then-fair market value of the Corporation's Common Stock on the earliest to occur of (a) the five-year anniversary of the date of grant; (b) the exercise of the option (exercises of less than the full option grant result in a prorated cash payment); and (c) the officer's death, disability or retirement.

  All Named Executive Officers have entered into share retention agreements with the Corporation whereby they have agreed to have the Corporation hold shares of the Corporation's Common Stock actually earned pursuant to the performance share feature of the LTIP for a period of five years following the date such shares are earned.

  For 2000, Mr. Goode was granted options (including 5,904 incentive stock options that may receive capital gains treatment) on 525,000 shares of common stock and the opportunity to earn up to 120,000 performance shares; the other four Named Executive Officers as a group were awarded options (including in the case of each such officer, 5,904 incentive stock options that may receive capital gains treatment) on a total of 510,000 shares of common stock and the opportunity to earn up to 105,000 performance shares.

  At its January 2001 meeting, the PBC Committee granted 26,520 shares of stock to Mr. Goode, subject to a three-year restriction period. These restricted shares were granted pursuant to the terms of the LTIP in lieu of the EMIP cash bonus award Mr. Goode earned in 2000, which he waived. Because Mr. Goode had an immediate right to receive his bonus under the EMIP, the PBC Committee waived the LTIP restrictions that would cause Mr. Goode to forfeit shares if his employment were terminated during the three-year restriction period. During the three-year restriction period for these shares, Mr. Goode may not sell, transfer or otherwise dispose of the restricted shares, but he will be entitled to vote and receive dividends on these shares.

  In summary, the C&N Committee and the PBC Committee believe that the compensation program for Named Executive Officers is designed to offer opportunities competitive with those of similar positions at comparable American corporations. More important, these committees believe each Named Executive Officer's compensation has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Corporation's efficient use of assets, its profitability and the total returns to its stockholders.

  Section 162(m) of the Internal Revenue Code limits to $1 million the corporate federal income tax deduction for certain "non-performance based" compensation paid in a year to any of the Corporation's Named Executive Officers. Each Committee has carefully considered the Corporation's executive compensation program in light of the applicable tax rules. Accordingly, the Corporation amended the Long-Term Incentive Plan in 1995 with stockholder approval to permit the grant of stock options that meet the requirements of
Section 162(m). However, each Committee believes that tax-deductibility is but one factor to be considered in fashioning an appropriate compensation package for executives. As a result, each Committee reserves and will exercise its discretion in this area so as to serve the best interests of the Corporation and its stockholders.

       Compensation and                     Performance-Based
       Nominating Committee                 Compensation Committee

       Gene R. Carter, Chairman*            Gene R. Carter, Chairman*
       Landon Hilliard, Member              Steven F. Leer, Member
       Steven F. Leer, Member               Harold W. Pote, Member
       Harold W. Pote, Member

--------
* L. E. Coleman, who died in October of 2000, served as Chairman of these committees when the described decisions were made. Gene R. Carter first was elected as a member of the committees in November of 2000 and since that time has served as Chairman of each.

                              PERFORMANCE GRAPH*

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock, the cumulative total return of the S&P Composite-500 Stock Price Index and the S&P Railroad Stock Price Index for the five-year period commencing December 31, 1995, and ending December 31, 2000. These data are furnished by Bloomberg Financial Markets.


                              [PERFORMANCE GRAPH]
--------
*Assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1995, and that all dividends were reinvested.

                             STOCKHOLDER PROPOSALS

  Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission and with the Corporation's Bylaws. Any such proposal for the 2002 Annual Meeting of Stockholders must comply with applicable regulations and be received by the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-9219, as follows:

  to be eligible for inclusion in the Corporation's proxy statement and form of proxy, it must be received no later than December 3, 2001; or to be eligible to be presented from the floor for vote at the meeting (but not intended for inclusion in the Corporation's proxy materials), it must be received during the period that begins December 1, 2001, and ends February 9, 2002.

                                          By order of the Board of Directors,
                                            DEZORA M. MARTIN,
                                            Corporate Secretary.

                                  Appendix A

                         NORFOLK SOUTHERN CORPORATION

                               ----------------

CHARTER                                                    Adopted by the Board
OF THE AUDIT COMMITTEE                                       of Directors
OF THE BOARD OF DIRECTORS                                    on May 11, 2000

                                   Overview

  The Audit Committee is a standing committee, the chair and members of which are appointed annually by the Board of Directors not later than at its Organizational Meeting. The Committee meets a minimum of four times per year, establishes its own procedures (including designating a chair, if necessary) and acts by majority vote when at least a quorum is present. In general, the Committee's function is to assist the Board in discharging fully its statutory and fiduciary responsibilities with respect to the adequacy and quality of the Corporation's financial statements and disclosures, internal controls and related matters. The Committee's essential charges therefore include, without limitation:

  . serving as an independent and objective monitor of the Corporation's financial reporting process and internal control systems;

  . appraising the efforts and effectiveness of the Corporation's independent public accountant and Internal Audit Department, including their independence and professionalism;

  . providing an efficient means for communication among the Board, the independent public accountant, the Corporation's financial and senior management and its Internal Audit Department; and

  . supervising the Corporation's compliance with applicable legal and regulatory requirements.

  The Board's policy requires that the Committee must consist of no fewer than three directors, each of whom satisfies all requirements, applicable at the time, of the Securities and Exchange Commission (SEC) and of the New York Stock Exchange (NYSE). No member may be a serving executive officer of the Corporation. Each member must be free of any relationship that would interfere with the exercise of her or his independent judgment and must meet the Board's definition of "financial literacy." At least one member must have accounting or related financial management expertise. Management is responsible for ensuring that the Corporation's financial statements are complete, correct and prepared in accordance with generally accepted accounting principles. Management also is responsible for compliance with applicable laws, regulations, internal controls and standards, and with the Corporation's internal operating, conduct and compliance policies, and code of ethics.

                     Principal Responsibilities and Powers

  In discharging its responsibilities, the Committee will have the full cooperation of Management, including unrestricted access, in the Committee's sole discretion, to personnel, books and records;

in addition, it shall have all the resources deemed by the Board to be necessary and appropriate and shall have power to engage outside counsel, accountants and other experts.

  Among the Committee's principal duties and powers, which it discharges as a fiduciary, are the following:

  . Oversee the activities and independence of the Corporation's independent public accountant. To carry out this responsibility, to the extent (a) required by applicable rules or regulations of the SEC, NYSE, Financial Accounting Standards Board (FASB) or other body with jurisdiction, or
     (b) the Committee determines is appropriate, the Committee will:

     . propose to the Board annually the appointment of the independent public accountant to audit the Corporation's books and records, with the understanding that the independent public accountant is accountable to the Board and to the Committee, which groups--not Management--are finally responsible for selecting, evaluating and, if necessary, replacing the independent public accountant;

     . review the annual audit plan of the independent public accountant and approve its fees. The review of the annual audit plan may include the scope, staffing locations, reliance upon Management and the Internal Audit Department, and general audit approach;

     . annually meet privately with the independent public accountant to discuss the audited financial statements of the Corporation, including any major issues regarding the applicability and quality of accounting principles and practices, the scope of the audit, the adequacy of the Corporation's internal financial controls, and other matters that could significantly affect the quality of its audited financial statements or the protection of its assets;

     . review and discuss with the independent public accountant all the matters required at the time by (a) Statement on Auditing Standards
        (SAS) No. 61 and (b) the written disclosures required by the Independent Standards Board Standard No. 1 (as either may be amended, supplemented or superseded) regarding the accountant's independence; and on the basis thereof, recommend to the Board any appropriate action to ensure such independence, including, where necessary, the replacement of the independent public accountant;

     . review at least annually the nature and extent of management consulting and other non-audit services provided by the independent public accountant, its fees for such services and the extent to which the provision of such services is consistent with the independence of the public accountant;

     . review any significant issues or disagreements between the independent public accountant and Management affecting the preparation of the Corporation's financial statements and how they were resolved;

     . prior to the filing of the Corporation's 10-Q, receive and review (either acting through the Chair alone or as a Committee) all materials and comments, which in the judgment of the independent public accountant, are required by SAS No. 71 (as it may be amended, supplemented or superseded) to be discussed with, or brought to the attention of, the Committee in connection with the independent public accountant's quarterly review procedures; and

     . prior to the filing of the Corporation's quarterly and annual financial statements with the SEC or any other public release thereof, review key issues presented by such statements with the independent public accountant and Management, including significant findings prepared by the independent public accountant, together with Management's responses.

  . Oversee the activities of Management in its preparation of the Corporation's financial statements and related financial disclosures, and review and discuss audited or other public release of filings of financial statements with Management. To carry out this responsibility, the Committee will, to the extent it considers appropriate, review and discuss with Management:

     . the existence and substance of any significant accounting accruals, reserves or other financial reporting judgments that had or may have a material impact on the Corporation's financial statements;

     . any significant changes in the accounting principles used to prepare such financial statements, including significant changes in accounting and financial reporting standards proposed by the SEC, NYSE, FASB, or any other body having jurisdiction;

     . any significant issues or disagreements between them and the independent public accountant affecting the preparation of the Corporation's financial statements and how they were resolved; and

     . prior to the filing with the SEC or other public release of "Management's Discussion and Analysis" in the Corporation's quarterly and annual financial statements, the scope and content of that section.

  . Periodically review with Management the areas of greatest risk to the operations and financial results of the Corporation, such as environmental regulations, major pending litigation, tax issues or significant financial exposures, and the steps Management has taken or intends to take to monitor and control such risks. To carry out this responsibility, the Audit Committee will, to the extent it considers appropriate:

     . periodically meet with Management to review such areas of risk, and discuss the steps Management has taken or proposes to take to monitor and control such risks;

     . oversee the functioning of the Internal Audit Department (including its staffing, training, budget and plans), review significant issues raised by the periodic reports prepared by it and Management's responses to it or them, review its responsibilities, authorities and reporting relationships, and assure the continuing independence and objectivity of the internal auditor(s);

     . at least annually, meet privately with the head of the Internal Audit Department to discuss any matters that either the Committee or the department head believes require confidential and/or discreet discussion, review and/or handling;

     . review with the chief legal officer and other appropriate Management all legal and regulatory matters that may have a material impact on the Corporation's financial statements and the scope and effectiveness of its compliance policies;

     . review as necessary with appropriate personnel significant cases of alleged employee conflict of interest, ethical violations, misconduct or fraud, the volume and nature of calls to the Company's "Internal Audit Hotline" and other matters and issues affecting the security of the Corporation's assets and employees; and

     . receive annually the results of the Internal Audit Department's reviews of officers' expense accounts/perquisites and employee conflict-of-interest questionnaires.

  . Appropriately record deliberations and decisions of the Committee and regularly report to the Board the Committee's activities and its conclusions with respect to the principal matters it has considered and such other items as the Board may request, including (a) the Committee's review and discussion of the annual audited financial statements with Management and the independent public accountant and an annual recommendation that the Corporation's audited financial statements be included in its annual 10-K filing with the SEC; (b) any mandatory report that the Committee has approved for inclusion in a proxy statement of the Corporation or mandatory affirmation to the NYSE concerning, among other things, the independence and qualifications of members of the Committee; and (c) its assessments concerning any recommendation based on its annual review and evaluation of the adequacy of this Charter.

                         NORFOLK SOUTHERN CORPORATION
                           LONG-TERM INCENTIVE PLAN

                      AS AMENDED EFFECTIVE MARCH 27, 2001

Section 1.   PURPOSE

The purpose of the Long-Term Incentive Plan, as amended (the "Plan"), is to promote the success of Norfolk Southern Corporation (the "Corporation") and to provide an opportunity for officers and other key employees of the Corporation and its Subsidiary Companies (as hereinafter defined) to acquire or increase a proprietary interest in the Corporation and thereby to provide an additional incentive to officers and other key employees to devote their maximum efforts and skills to the advancement, betterment, and prosperity of the Corporation and its shareholders. The Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, performance share units, performance shares, and shares of the Corporation's common stock (restricted pursuant to the provisions of Section 9 of the Plan), in accordance with the terms and conditions set forth below.

Section 2.   DEFINITIONS

The terms used herein shall have the following meanings unless otherwise specified or unless a different meaning is clearly required by the context:

Award Any one or more of the following: Incentive Stock Option; Non-qualified Stock Option; Stock Appreciation Right; Restricted Shares; Performance Share Units; and Performance Shares.

Beneficiary  The person or persons designated in writing by the Participant as his Beneficiary in respect of Awards or, in the absence of such a designation or if the designated person or persons predecease the Participant, the person or persons who shall acquire the Participant's rights in respect of Awards by bequest or inheritance in accordance with the applicable laws of descent and distribution. In order to be effective, a Participant's designation of a Beneficiary must be on file with the Corporation before the Participant's death. Any such designation may be revoked and a new designation substituted therefor by the Participant at any time before his death without the consent of the previously designated Beneficiary.

Board of     The Board of Directors of the Corporation.
Directors

Code         The Internal Revenue Code of 1986, as amended from time to time.

Committee    The Compensation and Nominating Committee or any other committee of the Board of Directors which is authorized to grant Awards under this Plan.

Common Stock The Common Stock of the Corporation.

Disability    A disability that enables the Participant to be eligible for and receive a disability benefit under the Long-Term Disability Plan of the Corporation or a long-term disability plan of a Subsidiary
              Company (whichever is applicable), as amended from time to time.

Exercise      With respect to a Stock Appreciation Right, all of the shares of
Gain          Common Stock received upon exercise of the Stock Appreciation
Shares        Right.

              With respect to an Option, the portion of the shares of Common Stock received upon exercise of the Option equal to the excess of the Fair Market Value, as of the exercise date, over the Option price, multiplied by the number of shares purchased under the Option on the exercise date, divided by such Fair Market Value, and rounded down to the nearest whole number of shares.

Fair Market   The value of Common Stock on a particular date as measured by the
Value         mean of the high and low prices at which it is traded on such date as reported in the Composite Transactions for such date by The
                                                                         ---
              Wall Street Journal, or, if Common Stock was not traded on such
              -------------------
              date, on the next preceding day on which Common Stock was traded.

Incentive     An Option that complies with the terms and conditions set forth in
Stock         Section 422(b) of the Code and is designated by the Committee as
Option        an Incentive Stock Option.

Non-qualified An Option granted under the Plan other than an Incentive Stock Stock Option Option.

Option Any option to purchase Common Stock granted pursuant to the provisions of Section 6 or Section 7 of the Plan.

Optionee      A Participant who is the holder of an Option.

Participant   Any officer or key employee of the Corporation or a Subsidiary
              Company selected by the Committee to participate in the Plan and any non-employee director of the Corporation, subject to approval of the Plan, as hereby amended, by the vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at a meeting of the stockholders of the Corporation at which a quorum is present.

Performance   The period of time, designated by the Committee, over which
Cycle         Performance Shares may be earned.

Performance  Shares of Common Stock granted pursuant to Section 10 of the Plan,
Shares which may be made subject to the restrictions and other terms and conditions prescribed in Section 11 of the Plan.

Performance Contingent rights to receive Performance Shares pursuant to Section Share Units 10 of the Plan.

Restricted   Shares of Common Stock granted pursuant to Section 9 of the Plan
Shares       and subject to the restrictions and other terms and conditions set forth therein.

Restriction  A period of time not less than twenty-four (24) nor more than
Period sixty (60) months, to be determined within those limits by the Committee in its sole discretion, commencing on the date as of which Restricted Shares are granted, during which the restrictions imposed by paragraph (b) of Section 9 of the Plan shall apply. The Committee shall determine the length of the Restriction Period at the time that the Restricted Shares are granted.

Retirement   Retirement from the Corporation or a Subsidiary Company pursuant to the provisions of the Retirement Plan of the Corporation or a retirement plan of a Subsidiary Company (whichever is applicable), as amended from time to time.

Share        An agreement entered into pursuant to Section 11 of the Plan.
Retention
Agreement

Stock        The right, granted pursuant to the provisions of Section 8 of the
Appreciation Plan, to receive a payment equal to the excess of the Fair Market
Right        Value of Common Stock over the Option price of such Common Stock, as specified in Section 8 of the Plan.

Subsidiary   A corporation of which at least eighty percent (80%) of the total
Company      combined voting power of all classes of stock entitled to vote is owned, directly or indirectly, by the Corporation.

Section 3.   ADMINISTRATION

The Plan shall be administered by the Committee, which, subject to the limitations set forth herein, shall have the full and complete authority and sole discretion from time to time to construe and interpret the Plan; to select the officers and other key employees who shall be granted Awards under the Plan; to determine the type, size, terms, and conditions of the Award or Awards to be granted to each such Participant; to authorize the grant of such Awards pursuant to the Plan; in connection with the merger or consolidation of the Corporation, to give a Participant an election to surrender an Award in exchange for the grant of a new Award; to adopt, amend and rescind rules and regulations relating to the Plan; and to make all other determinations and take all other action it may deem necessary or advisable for the implementation and administration of the Plan. The Committee may authorize the grant of more than one type of Award, and Awards subject to differing terms and conditions, to any eligible employee. The Committee's decision to authorize the grant of an Award to an employee at any time shall not require the Committee to authorize the grant of an Award to that employee at any other time or to any other employee at any time; nor shall its determination with respect to the size, type, or terms and conditions of the Award to be granted to an employee at any time require it to authorize the grant of an Award of the same type or size or with the same terms and conditions to that employee at any other time or to any other employee at any time. The Committee shall not be precluded from authorizing the grant of an Award to any eligible employee solely because the employee previously may have been granted an Award of any kind under the Plan.

All determinations of the Committee shall be by a majority of its members and shall be final, conclusive and binding. Each member of the Committee, while serving as such, shall be considered to be acting in his capacity as a director of the Corporation, and no member of the Committee shall be liable for any action taken or decision made in good faith with respect to the implementation or administration of the Plan.

Section 4.   ELIGIBILITY

To be eligible for selection by the Committee to participate in the Plan, an individual must be a full-time salaried officer or key employee of the Corporation, or of a Subsidiary Company, and must reside in the United States or Canada, on the date on which the Committee authorizes the grant to such individual of an Award. Subject to approval of the Plan, as hereby amended, by the vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at a meeting of the stockholders of the Corporation at which a quorum is present, a non-employee director shall be eligible to participate in the Plan if he or she is a director of the Corporation and is not a full-time salaried employee of the Corporation or a Subsidiary Company on the date on which the Committee authorizes the grant of an Award to non-employee directors.

Section 5.  SHARES AVAILABLE

Subject to the provisions of Section 13 of the Plan, no more than an aggregate of 39,878,604 shares of Common Stock may be issued pursuant to the Plan. Effective January 23, 2001, an additional 5,000,000 shares of Common Stock (an aggregate of 44,878,604) may be issued to Participants who are not officers of the Corporation. Subject to approval of the Plan, as hereby amended, by the vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at a meeting of the stockholders of the Corporation, at which a quorum is present, an additional 30,000,000 shares of Common Stock (an aggregate of 74,878,604) may be issued pursuant to the Plan, and no more than 6,000,000 of such additional shares shall be awarded as Restricted Shares or Performance Shares. Such shares shall be provided from shares of Common Stock authorized but not issued. Any shares of Common Stock which were subject to an Option, a Stock Appreciation Right, or a Performance Share Unit, and which were not issued prior to the expiration of the Award shall thereafter again be available for award under the Plan. Upon the forfeiture of any Restricted Shares, the forfeited shares of Common Stock shall thereafter be available for award under the Plan. Notwithstanding any other provision to the contrary, no Participant may be awarded a grant in any one year, which, when added to any other grant of Options, Restricted Shares, and Performance Share Units in the same year, shall exceed 750,000 shares of Common Stock. Subject to approval of the Plan, as hereby amended, by the vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at a meeting of the stockholders of the Corporation, at which a quorum is present, notwithstanding any other provision to the contrary, no Participant may be awarded a grant in any one year, which, when added to any other grant of Options, Restricted Shares, and Performance Share Units in the same year, shall exceed 1,500,000 shares of Common Stock. If an Option is canceled, the canceled Option continues to count against the maximum number of shares for which Options may be granted to a Participant in any year.

Section 6.  INCENTIVE STOCK OPTIONS

     (a)    General - The Committee may authorize the grant of Incentive Stock
            -------
Options subject to the terms and conditions set forth in this Section 6. The grant of an Incentive Stock Option shall be evidenced by a written Incentive Stock Option Agreement between the Corporation and the Optionee, setting forth the number of shares of Common Stock subject to the Incentive Stock Option evidenced thereby and the terms, conditions, and restrictions applicable thereto. The issuance of shares of Common Stock pursuant to an Incentive Stock Option also shall be subject to the provisions of any Share Retention Agreement that may be required by the Committee under Section 11 of the Plan.

     (b)  Option Price - The Committee shall determine the Option price for each
          ------------
share of Common Stock purchased under an Option, but, subject to the provisions of Section 13 of the Plan, in no event shall the Option price be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Option is granted.

     (c)  Duration of Options - The Committee shall fix the term or duration of
          -------------------
Options, provided that such term shall not exceed ten (10) years from the date the Option is granted, and that such term shall be subject to earlier termination pursuant to the provisions of paragraph (g) of this Section 6 or paragraph (e) of Section 8 of the Plan.

     (d)  Non-transferability of Options - Options are not transferable other
          ------------------------------
than by will or the applicable laws of descent and distribution following the death of the Optionee. Options may be exercised during the lifetime of the Optionee only by him, and following his death only by his Beneficiary.

     (e)  Exercise of Options - The Committee shall determine the time or times
          -------------------
at which Options may be exercised; provided that such time or times shall not occur before the latest of:

          (i) the first anniversary of the date on which the Option was granted; and

          (ii) the effectiveness of any registration statement required to be filed under the Securities Act of 1933 for the registration of the Common Stock to be issued upon exercise of the Option.

     (f)  Payment of Option Price - The purchase price of Common Stock upon
          -----------------------
exercise of an Option shall be paid in full to the Corporation at the time of the exercise of the Option in cash or, at the discretion of the Committee and subject to any limitations or requirements that the Committee may adopt, by the surrender to the Corporation of shares of previously acquired Common Stock, which have been held by the Optionee for at least twelve (12) months and which shall be valued at Fair Market Value on the date that the Option is exercised, or, at the discretion of the Committee, by a combination of cash and such Common Stock.

     (g)  Termination of Options - No Option shall be exercisable after it
          ----------------------
expires.  Each Option shall expire upon the earliest of:

          (i)   the expiration of the term for which the Option was granted;

          (ii) (A) Except as otherwise provided by the Committee, in the case of an Optionee whose employment with the Corporation or a Subsidiary Company is terminated due to Retirement, Disability or death, the expiration of thirty-six
(36) months after such termination of employment, or

                (B) in the case of an Optionee whose employment with the Corporation or a Subsidiary Company is terminated for any reason other than Retirement, Disability, or death, at the close of business on the last day of active service by the Optionee with the Corporation or a Subsidiary Company, or

                (C) in the case of an Optionee who is granted a leave of absence, if the Optionee's employment with the Corporation or a Subsidiary Company terminates at any time during or at the end of the leave of absence, at the close of business on the last day of employment with the Corporation or a Subsidiary Company, or

          (iii) in connection with a merger or consolidation of the Corporation, with the Optionee's consent, the grant of a new Award to replace the Option.

     (h)  Limitation on Exercisability - The aggregate Fair Market Value
          ----------------------------
(determined as of the time the Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options (granted on or after January 1, 1987) are exercisable for the first time by the Optionee during any calendar year shall not exceed $100,000.

     (i)  Order of Exercise - An Incentive Stock Option granted prior to January
          ------------------
1, 1987, shall not be exercisable while there is outstanding any Incentive Stock Option which was granted to the Optionee before the grant of the first-mentioned Incentive Stock Option. For this purpose, an Incentive Stock Option shall be treated as outstanding until it is exercised in full or expires in accordance with paragraph (c) of this Section 6.

     As used in paragraphs (h) and (i) of this Section 6, the term Incentive Stock Option shall mean an option to purchase stock which is granted pursuant to the provisions of this Plan or of any other plan of the Corporation or of a parent or subsidiary corporation (as defined by Section 424(f) of the Code) and which complies with the terms and conditions set forth in Section 422(b) of the Code.

Section 7.  NON-QUALIFIED STOCK OPTIONS

The Committee may authorize the grant of Non-qualified Stock Options subject to the terms and conditions specified in this Section 7. The grant of a Non-qualified Stock Option shall be evidenced by a written Non-qualified Stock Option Agreement between the Corporation and the Optionee, setting forth the number of shares of Common Stock subject to the Non-qualified Stock Option evidenced thereby and the terms, conditions, and restrictions applicable thereto. Non-qualified Stock Options granted pursuant to the provisions of this
Section 7 shall be subject to the terms, conditions, and restrictions set forth in paragraphs (b) through (g) of Section 6 of the Plan. The limitations set forth in paragraphs (h) and (i) of Section 6 of the Plan shall not apply to Non-qualified Stock Options. The issuance of shares of Common Stock pursuant to a Non-qualified Stock Option also shall be subject to the provisions of any Share Retention Agreement that may be required by the Committee under Section 11 of the Plan.

Section 8.  STOCK APPRECIATION RIGHTS

     (a)  General - The Committee may grant a Stock Appreciation Right to a
          -------
Participant in connection with an Option, or portion thereof as determined by the Committee, subject to the terms and conditions set forth in this Section 8. The Stock Appreciation Right may be granted at the time of grant of the related Option and shall be subject to the same terms and conditions as the related Option, except as this Section 8 may otherwise provide. The grant of a Stock Appreciation Right shall be evidenced either by provisions in the Option agreement evidencing the related Option or by a written Stock Appreciation Right Agreement between the Corporation and the Optionee, identifying the related Option, specifying the number of shares of Common Stock subject thereto, and setting forth the terms and conditions applicable to the Stock Appreciation Right.

     (b)  Exercise - A Stock Appreciation Right shall be exercisable only at
          --------
such time or times, to such extent, and by such persons, as the Option to which it relates shall be exercisable; provided that:

          (i) if the Committee determines that all or part of a payment in respect of a Stock Appreciation Right shall be made in cash, the Stock Appreciation Right shall not be exercised before the expiration of one (1) year from the date on which it was granted; provided, however, that this subparagraph
(i) shall not apply if the death or Disability of the Optionee occurs within one
(1) year after the grant of the Stock Appreciation Right;

          (ii) if the Committee determines that all or part of a payment in respect of a Stock Appreciation Right shall be made in cash, such exercise may occur only on a day that is at least three (3) and no more than twelve (12) business days after the date on which the Corporation first made publicly available its most recent regular quarterly or annual financial statements; and

          (iii) a Stock Appreciation Right granted in connection with an Incentive Stock Option may not be exercised on any date on which the Fair Market Value of a share of Common Stock is less than or equal to the Option price per share under the related Incentive Stock Option.

     A Stock Appreciation Right shall be exercised by surrendering the related Option, or the portion thereof pertaining to the shares with respect to which the Stock Appreciation Right is exercised, and providing the Corporation with a written notice in such form and containing such information (including the number of shares of Common Stock with respect to which the Stock Appreciation Right is being exercised) as the Committee may specify. The date on which the Corporation receives such notice shall be the date on which the related Option, or portion thereof, shall be deemed surrendered and the Stock Appreciation Right shall be deemed exercised.

     (c)  Payment - Upon exercise of a Stock Appreciation Right in the manner
          -------
provided in paragraph (b) of this Section 8, the Optionee shall be entitled to receive Exercise Gain Shares equal to the number of shares of Common Stock that have an aggregate Fair Market Value on the exercise date equal to the amount by which the Fair Market Value of a share of Common Stock on the exercise date exceeds the Option price per share of the related Option, multiplied by the number of shares covered by the related Option, or portion thereof, surrendered in connection with the exercise of the Stock Appreciation Right. The Exercise Gain Shares shall be subject to the provisions of any Share Retention Agreement that may be required by the Committee under Section 11 of the Plan. In the sole discretion of the Committee, all or part of the payment in respect of a Stock Appreciation Right may be made in cash in lieu of Exercise Gain Shares.

     (d)  Termination of Right - A Stock Appreciation Right shall expire, unless
          --------------------
previously exercised or canceled, upon the expiration of the Option to which it relates.

     (e)  Effect of Exercise - A Stock Appreciation Right shall be canceled
          ------------------
when, and to the extent that, the related Option is exercised, and an Option shall be canceled when, and to the extent that, the Option is surrendered to the Corporation upon the exercise of a related Stock Appreciation Right.

Section 9.  RESTRICTED SHARES

     (a)  General - The Committee, in its sole discretion, may from time to time
          -------
authorize the grant of Restricted Shares to a Participant. A certificate or certificates representing the number of Restricted Shares granted shall be registered in the name of the Participant. Until the expiration of the Restriction Period or the lapse of restrictions in the manner provided in paragraph (d) or paragraph (e) of this Section 9, the certificate or certificates shall be held by the Corporation for the account of the Participant, and the Participant shall have beneficial ownership of the Restricted Shares, including the right to receive dividends on, and the right to vote, the Restricted Shares.

     (b)  Restrictions - Until the expiration of the Restriction Period or the
          ------------
lapse of restrictions in the manner provided in paragraph (d) or paragraph (e) of this Section 9, Restricted Shares shall be subject to the following restrictions and any additional restrictions that the Committee, in its sole discretion, may from time to time deem desirable in furtherance of the objectives of the Plan:

          (i) the Participant shall not be entitled to receive the certificate or certificates representing the Restricted Shares;

          (ii) the Restricted Shares may not be sold, transferred, assigned, pledged, conveyed, hypothecated, or otherwise disposed of; and

          (iii) the Restricted Shares may be forfeited immediately as provided in paragraph (d) of this Section 9.

     (c)  Distribution of Restricted Shares - If a Participant to whom
          ---------------------------------
Restricted Shares have been granted remains in the continuous employment of the Corporation or a Subsidiary Company during the entire Restriction Period, upon the expiration of the Restriction Period all restrictions applicable to the Restricted Shares shall lapse, and the certificate or certificates representing the shares of Common Stock that were granted to the Participant in the form of Restricted Shares shall be delivered to the Participant.

     (d)  Termination of Employment - If the employment of a Participant is
          -------------------------
terminated for any reason other than the Retirement, Disability, or death of the Participant in service before the expiration of the Restriction Period, the Restricted Shares shall be forfeited immediately and all rights of the Participant to such shares shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company. If the Participant's employment is terminated by reason of the Retirement, Disability, or death of the Participant in service before the expiration of the Restriction Period, the number of Restricted Shares held by the Corporation for the Participant's account shall be reduced by the proportion of the Restriction Period remaining after the Participant's termination of employment; the restrictions on the balance of such Restricted Shares shall lapse on the date the Participant's employment terminated; and the certificate or certificates representing the shares of Common Stock upon which the restrictions have lapsed shall be delivered to the Participant (or, in the event of the Participant's death, to his Beneficiary).

     (e)  Waiver of Restrictions - The Committee, in its sole discretion, may
          ----------------------
waive any or all restrictions with respect to Restricted Shares.

Section 10.  PERFORMANCE SHARES

The Committee, in its sole discretion, may from time to time authorize the grant of Performance Share Units to a Participant. Performance Share Units shall entitle the Participant to Performance Shares (or cash in lieu thereof) upon the achievement of such performance goals as may be established by the Committee at the time of grant for three equally weighted performance criteria: (a) the Corporation's total stockholder return as compared to the S&P 500 Index; (b) the Corporation's operating ratio; and (c) the Corporation's return on average capital invested. At such time as it is certified by the Committee that the performance goals established by the Committee have been attained or otherwise satisfied, the Committee shall authorize the payment of cash in lieu of Performance Shares or the issuance of Performance Shares registered in the name of the Participant, subject to the provisions of any Share Retention Agreement that may be required by the Committee under Section 11 of the Plan, or both.

If the Participant's employment with the Corporation or a Subsidiary Company is terminated before the end of a Performance Cycle for any reason other than Retirement, Disability, or death, the Participant shall forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle. If the Participant is granted a leave of absence before the end of a Performance Cycle, the Participant shall not forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle, unless the Participant's employment with the Corporation or a Subsidiary Company terminates at any time during or at the end of the leave of absence, at which time the Participant shall forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle. The Committee, in its sole discretion, may establish guidelines providing that if a Participant's employment is terminated before the end of a Performance Cycle by reason of Disability, or death, the Participant shall be entitled to a prorated payment with respect to any Performance Shares that were being earned during the Performance Cycle. If the Participant's employment is terminated before the end of a Performance Cycle by reason of Retirement, the Participant's rights with respect to any Performance Shares being earned during the Performance Cycle shall, subject to the other provisions of this Section 10, continue as if the Participant's employment had continued through the end of the Performance Cycle.

Section 11.  SHARE RETENTION AGREEMENTS

     (a)  General - The Committee, in its sole discretion, may require as a
          -------
condition of an Award of an Option, Stock Appreciation Right, or Performance Share Unit that the Participant and the Corporation enter into a Share Retention Agreement, which shall provide that the certificate or certificates representing any Exercise Gain Shares or Performance Shares, when issued, shall be held by the Secretary of the Corporation for the benefit of the Participant until such time as the retention period specified by the Share Retention Agreement has expired or has been waived by the Committee, whichever occurs first. Each Share Retention Agreement may include some or all of the terms, conditions and restrictions set forth in paragraphs (b) through (g) of this Section 11.

     (b)  Retention Period - Exercise Gain Shares and Performance Shares that
          ----------------
are subject to the Share Retention Agreement may not be sold, transferred, assigned, pledged, conveyed, hypothecated or otherwise disposed of within such period of time, of not less than twenty-four (24) months and not more than sixty
(60) months following the date of exercise (in the case of Exercise Gain Shares) or the date of issuance (in the case of Performance Shares), as shall be prescribed by the Committee.

     (c)  Tax Absorption Payment - The Corporation may make a cash payment,
          ----------------------
either directly to the Participant or on the Participant's behalf, in an amount that the Committee estimates to be equal (after taking into account any Federal and state taxes that the Committee estimates to be applicable to such cash payment) to any additional Federal and state income taxes that are imposed upon the Participant as a result of the issuance of the Exercise Gain Shares or Performance Shares that are subject to the Share Retention Agreement. In determining the amount to be paid pursuant to this paragraph (c), the Committee may adopt such methods and assumptions as it considers appropriate, and it shall not be required to examine the individual tax liability of each Participant who has entered into a Share Retention Agreement.

     (d)  Termination of Employment - If a Participant's employment with the
          -------------------------
Corporation or a Subsidiary Company is terminated for any reason other than Retirement, Disability, or death, Exercise Gain Shares or Performance Shares subject to the Share Retention Agreement shall continue to be held, following the Participant's termination of employment, until the expiration of the retention period specified by the Share Retention Agreement. If the Participant's employment is terminated by reason of Retirement or Disability, Exercise Gain Shares and Performance Shares then held subject to the Share Retention Agreement shall continue to be held until the expiration of the applicable retention period following termination of employment, but any such retention period shall cease upon the earlier of the Participant's attainment of age 65 or the expiration of two (2) years after the Participant's Retirement or Disability, if either of those events occurs before the expiration of the applicable retention period. If the Participant dies while Exercise Gain Shares or Performance Shares are subject to a retention period under the Share Retention Agreement, such retention period shall expire immediately at the time of death.

     (e)  Change in Control - Upon a Change in Control, the retention periods
          -----------------
specified by all Share Retention Agreements shall immediately expire.

     A Change in Control shall occur if:

          (i) any person, other than the Corporation or a Subsidiary Company or any employee benefit plan sponsored by the Corporation or a Subsidiary Company, shall become the beneficial owner of, or obtain voting control over, 20% or more of the Corporation's outstanding Common Stock;

          (ii) the stockholders of the Corporation shall approve (A) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities, or other property, other than a merger of the Corporation in which holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Corporation; or

          (iii) there shall have been a change in the composition of the Board of Directors such that within any period of two (2) consecutive years or less individuals who at the beginning of such period constituted such Board, together with any new directors whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of such period, shall for any reason no longer constitute a majority of the directors of the Corporation.

     If the expiration of a Share Retention Agreement pursuant to this paragraph
(e) causes a Participant to be subject to an excise tax under Section 4999 of the Code, or any successor provision thereto (the "Excise Tax"), the Corporation shall make a cash payment, either directly to the Participant or on the Participant's behalf, in an amount that the Committee estimates to be equal (after taking into account any Federal and state taxes, including interest and penalties, that the Committee estimates to be applicable to the additional cash payment) to the additional Excise Tax imposed on the Participant as a result of the expiration of the Share Retention Agreement. In determining the amount to be paid pursuant to this subparagraph, the Committee may adopt such methods and assumptions as it considers appropriate, and it shall not be required to examine the individual tax liability of each Participant to whom this subparagraph applies.

     (f)  Waiver of Requirements - The Committee, in its sole discretion, may
          ----------------------
waive any or all retention periods or other restrictions in the Share Retention Agreement.

     (g)  Distribution of Shares - The Secretary of the Corporation shall
          ----------------------
promptly distribute the certificate or certificates representing the Exercise Gain Shares or Performance Shares subject to a Share Retention Agreement upon expiration of the retention period or other termination or waiver of the restrictions under this Section 11.

Section 12.  DIVIDEND EQUIVALENT PAYMENTS

     The Committee may authorize the immediate or deferred payment of dividend equivalents on some or all of the shares of Common Stock covered by Options or Performance Share Units granted after January 1, 1989, in an amount equal to, and commensurate with, dividends declared by the Board of Directors and paid on Common Stock. Dividend equivalents payable on Option shares or on Performance Share Units under this Section 12 may be paid in cash or in Common Stock at the discretion of the Committee. The Committee may authorize the immediate payment of dividend equivalents under this Section 12 with respect to any Option for all or some portion of its term by including a specific provision, authorizing such immediate payment, in the Incentive Stock Option Agreement required under
Section 6(a) of the Plan or the Non-qualified Stock Option Agreement required under Section 7 of the Plan. The Committee may authorize the immediate payment of dividend equivalents under this Section 12 with respect to any Performance Share Unit for all or some portion of its term as a term and condition of the Performance Share Unit grant. The Committee also may authorize the deferred payment of dividend equivalents under this Section 12 with respect to any Option for all or some portion of its term by including a specific provision authorizing such deferred payment (including the manner in which such payment will be credited to Optionees and subsequently paid) in the Incentive Stock Option Agreement required under Section 6(a) of the Plan or the Non-qualified Stock Option Agreement required under Section 7 of the Plan. The Committee may authorize the deferred payment of dividend equivalents under this Section 12 with respect to any Performance Share Unit for all or some portion of its term by including a specific provision authorizing such deferred payment (including the manner in which such deferred payment will be credited to Optionees and subsequently paid) as a term and condition of the Performance Share Unit grant.

Section 13.  CAPITAL ADJUSTMENTS

In the event of a recapitalization, stock split, stock dividend, exchange, combination, or reclassification of shares, merger, consolidation, reorganization, or other change in or affecting the capital structure or capital stock of the Corporation, the Board of Directors, upon the recommendation of the Committee, may make appropriate adjustments in the number of shares of Common Stock authorized for the Plan and in the annual limitation imposed by Section 5 of this Plan; and the Committee may make appropriate adjustments in the number of shares subject to outstanding Options, Stock Appreciation Rights, Restricted Stock, or Performance Share Unit grants, and in the Option price of any then outstanding Options, as it deems equitable, in its absolute discretion, to prevent dilution or enlargement of the rights of Participants.

Section 14.  REGULATORY APPROVALS

The exercise of each Option and Stock Appreciation Right, and the grant or distribution of Restricted Shares and Performance Shares, shall be subject to the condition that if at any time the Corporation shall determine in its discretion that the satisfaction of withholding tax or other tax liabilities, or the listing, registration, or qualification of any shares of Common Stock upon any securities exchange or under any Federal or state law, or the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise, grant, or distribution, then in any such event such exercise, grant, or distribution shall not be effective unless such liabilities have been satisfied or such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Corporation.

Section 15.  TERM OF THE PLAN

Awards may be granted from time to time under the terms and conditions of the Plan, but no Incentive Stock Option may be granted after the expiration of ten
(10) years from the date of adoption of the Plan, as hereby amended, by the Board of Directors; provided, that any future amendment to the Plan that is approved by the stockholders of the Corporation in the manner provided under paragraph (a) of this Section 15 shall be regarded as creating a new Plan, and an Incentive Stock Option may be granted under such new Plan until the expiration of ten (10) years from the earlier of the approval by the Board of Directors, or the approval by the stockholders of the Corporation, of such new Plan. Incentive Stock Options theretofore granted may extend beyond the expiration of that ten-year period, and the terms and conditions of the Plan shall continue to apply thereto and to shares of Common Stock acquired upon the subsequent exercise of an Incentive Stock Option or related Stock Appreciation Right.

Section 16.  AMENDMENT OR TERMINATION OF THE PLAN

The Corporation may at any time and from time to time alter or amend, in whole or in part, any or all of the provisions of the Plan, or may at any time suspend or terminate the Plan, through resolution of its Board of Directors, provided that no change in any Awards theretofore granted to any Participant may be made which would impair or diminish the rights of the Participant without the Participant's consent, and provided further, that no alteration or amendment may be made without the approval of the holders of a majority of the Common Stock then outstanding and entitled to vote if such stockholder approval is necessary to comply with the requirements of any rules promulgated under Section 16 of the Securities Exchange Act of 1934 or such other Federal or state laws or regulations as may be applicable.

Section 17.  MISCELLANEOUS

     (a)  Fractional Shares - The Corporation shall not be required to issue or
          -----------------
deliver any fractional share of Common Stock upon the exercise of an Option or Stock Appreciation Right, the award of Performance Shares, or the payment of a dividend equivalent in Common Stock pursuant to Section 12 of the Plan, but may pay, in lieu thereof, an amount in cash equal to the Fair Market Value of such fractional share.

     (b)  Withholding - The Corporation and its Subsidiary Companies shall have
          -----------
the right, to the extent permitted by law, to deduct from any payment of any kind otherwise due to a Participant any Federal, state or local taxes of any kind required by law to be withheld with respect to Awards under the

Plan, and to the extent any such withholding requirements are not satisfied, each Participant shall pay to the Corporation any Federal, state or local taxes of any kind required by law to be withheld with respect to Awards under the Plan.

     (c)  Stockholder Rights - No person shall have any rights of a stockholder
          ------------------
by virtue of an Option, Stock Appreciation Right, or Performance Share Unit except with respect to shares of Common Stock actually issued to him, and the issuance of shares of Common Stock shall confer no retroactive right to dividends.

     (d)  No Contract of Employment - This Plan shall not be deemed to be an
          -------------------------
employment contract between the Corporation or any Subsidiary Company and any Participant or other employee. Nothing contained herein, or in any agreement, certificate or other document evidencing, providing for, or setting forth the terms and conditions applicable to any Awards shall be deemed to confer upon any Participant or other employee a right to continue in the employment of the Corporation or any Subsidiary Company, or to interfere with the right of the Corporation or any Subsidiary Company to terminate the employment of such Participant or employee at any time.

     (e)  Unfunded Plan - Except as may otherwise be provided in the Plan, the
          -------------
Plan shall be unfunded. Neither the Corporation nor any Subsidiary Company shall be required to segregate any assets that may be represented by Options, Stock Appreciation Rights, or Performance Share Units, and neither the Corporation nor any Subsidiary Company shall be deemed to be a trustee of any amounts to be paid under an Option, Stock Appreciation Right, or Performance Share Unit. Any liability of the Corporation to pay any Participant or Beneficiary with respect to an Option, Stock Appreciation Right, or Performance Share Unit shall be based solely upon any contractual obligations created pursuant to the provisions of the Plan; no such obligation shall be deemed to be secured by any pledge or encumbrance on any property of the Corporation or a Subsidiary Company.

     (f)  Applicable Law - The Plan, its validity, interpretation, and
          --------------
administration, and the rights and obligations of all persons having an interest therein, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except to the extent that such laws may be preempted by Federal law.

     (g)  Gender and Number - Wherever used in the Plan, words in the masculine
          -----------------
form shall be deemed to refer to females as well as to males, and words in the singular or plural shall be deemed to refer also to the plural or singular, respectively, as the context may require.

[NORFOLK                Two New Ways to Vote Your Proxy
 SOUTHERN LOGO]          VOTE BY TELEPHONE OR INTERNET
                        24 Hours a Day - 7 Days a Week
              Save Your Company Money - It's Fast and Convenient

            TELEPHONE
            ---------
          1-800-531-4910
 . Use any touch-tone telephone.
 . Have your Proxy Card in hand.
 . Enter the Control Number located in
  the box below.
 . Follow the simple recorded instructions.

                OR

              INTERNET
              --------
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 . Go to the website address shown above.
 . Have your Proxy Card in hand.
 . Enter the Control Number located in
  the box below.
 . Follow the simple instructions.

                OR

               MAIL
               ----

 . Mark, sign and date your Proxy Card.
 . Detach card from this Form.
 . Return the card in the postage-paid
  envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner and to the same extent as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the internet, there is no need for you to mail back your proxy.

                 --------------------------------------------
                     If you have submitted your proxy by
                     telephone or the Internet, there is
                 no need for you to mail back your proxy card.
                             THANK YOU FOR VOTING!
                 --------------------------------------------

                 --------------------------------------------
                              CONTROL NUMBER FOR
                         TELEPHONE OR INTERNET VOTING
                 --------------------------------------------

CALL TOLL-FREE TO VOTE ON A TOUCH-TONE
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    \/ DETACH PROXY HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET \/

--------------------------------------------------------------------------------

             ----------------------------------------------------
                              Please Detach Here
             \/ YOU MUST DETACH THIS PORTION OF THE PROXY CARD \/
                  BEFORE RETURNING IN THE ENCLOSED ENVELOPE
             ----------------------------------------------------

             Management recommends a vote FOR the following items:

(1) Election of Directors   For [X]   Withheld [X]   Exceptions* [X]

    Nominees: 01 - Alston D. Correll, 02 - Landon Hilliard and 03 - Jane Margaret O'Brien *(Instructions: To withhold authority to vote for individual nominee(s), mark the "Exceptions" box and write the name(s) on the following blank line; proxy will be voted FOR remaining nominees.)

    Exceptions ___________________________________________

(2) Ratification of the appointment         For [X]   Against [X]   Abstain [X]
    of KPMG LLP, independent public
    accountants, as auditors.

(3) Approval of the Norfolk Southern        For [X]   Against [X]   Abstain [X]
    Corporation Long-Term
    Incentive Plan, as amended.

(6) Transaction of such other business as   For [X]   Against [X]   Abstain [X]
    properly may come before the meeting.

   Management recommends a vote AGAINST the following proposals if properly presented at the annual meeting:

(4) Shareholder proposal concerning         For [X]   Against [X]   Abstain [X]
    global warming.

(5) Shareholder proposal concerning         For [X]   Against [X]   Abstain [X]
    elimination of dividend equivalent
    payments on stock options for vice
    presidents and above.


Address Change and/or
Comments-Mark Here            [X]

Please sign exactly as the name appears hereon. If stock is held in names of joint owners, each should sign.

Dated:_________________________________________, 2001
             Signature of Shareholder(s)

___________________________________________________
             Signature of Shareholder(s)

Votes MUST be indicated
(x) in Black or Blue ink.     [X]

  Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

-------------------------------------------------------------------------------

                          \/ Detach Proxy Card Here \/
-------------------------------------------------------------------------------
                          NORFOLK SOUTHERN CORPORATION
              THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Gerald L. Baliles, David R. Goode or Harold
W. Pote, and each or any of them, proxy for the undersigned, with full power of substitution, to vote with the same force and effect as the undersigned at the Annual Meeting of Stockholders of Norfolk Southern Corporation to be held at The Norfolk Waterside Marriott and Waterside Convention Center, 235 Main Street, Norfolk, Virginia, on Thursday, May 10, 2001, and at any adjournments, postponements or reschedulings thereof, upon the matters more fully set forth in the Proxy Statement, dated April 2, 2001, and to transact such other business, including the matter(s) noted under the caption, "Other Business," as properly may come before such meeting(s).

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, AMENDMENT OF THE LONG-TERM INCENTIVE PLAN, RATIFICATION OF KPMG AS AUDITORS AND TRANSACTION OF OTHER BUSINESS, AND AGAINST THE LISTED SHAREHOLDER PROPOSALS.

       (Continued, and to be MARKED, DATED AND SIGNED on the other side)

                                    NORFOLK SOUTHERN CORPORATION
                                    P.O. BOX 11145
                                    NEW YORK, N.Y. 10203-0145
------------------------------------------------------------------------------

------------------------------------------------------------------------------
             Management recommends a vote FOR the following items:
------------------------------------------------------------------------------

 .  Election of Directors             For [_]   Withhold [_]   Exceptions* [_]

   Nominees: 01 - Alston D. Correll,
   02 - Landon Hilliard and
   03 - Jane Margaret O'Brien
   *(Instructions: To withhold authority to vote for individual nominee(s), mark the "Exceptions" box and write the name(s) on the following blank line; proxy will be voted FOR remaining nominees.)
   Exceptions ___________________________________________

 .  Ratification of the               For [_]   Withhold [_]   Abstain [_]
   appointment of
   KPMG LLP, independent
   public accountants, as auditors.

 .  Approval of the Norfolk Southern  For [_]   Withhold [_]   Abstain [_]
   Corporation Long-Term Incentive
   Plan, as amended.

 .  Transaction of such               For [_]   Withhold [_]   Abstain [_]
   other business as
   properly may come
   before the meeting.

-------------------------------------------------------------------------------
         Management recommends a vote AGAINST the following proposals if properly presented at the annual meeting:
-------------------------------------------------------------------------------

 .  Shareholder proposal concerning   For [_]   Withhold [_]   Abstain [_]
   global warming.

 .  Shareholder proposal              For [_]   Withhold [_]   Abstain [_]
   concerning elimination
   of dividend equivalent
   payments on stock
   options for vice presidents
   and above.

Address Change and/or Comments       [_]
Mark Here
-------------------------------------------------------------------------------

                         NORFOLK SOUTHERN CORPORATION
             THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191
          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Gerald L. Baliles, David R. Goode or Harold
W. Pote, and each or any of them, proxy for the undersigned, with full power of substitution, to vote with the same force and effect as the undersigned at the Annual Meeting of Stockholders of Norfolk Southern Corporation to be held at The Norfolk Waterside Marriott and Waterside Convention Center, 235 Main Street, Norfolk, Virginia, on Thursday, May 10, 2001, and at any adjournments, postponements or reschedulings thereof, upon the matters more fully set forth in the Proxy Statement, dated April 2, 2001, and to transact such other business, including the matter(s) noted under the caption, "Other Business," as properly may come before such meeting(s).

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, AMENDMENT OF THE LONG-TERM INCENTIVE PLAN, RATIFICATION OF KPMG AS AUDITORS AND TRANSACTION OF OTHER BUSINESS, AND AGAINST THE LISTED SHAREHOLDER PROPOSALS.

       (Continued, and to be MARKED, DATED AND SIGNED on the other side)

           Please sign exactly as the name appears hereon, if stock is held in names of joint owners, each should sign.

           Dated:_______________________________________________________, 2001


           ___________________________________________________________________
                               Signature of Shareholder(s)

           ___________________________________________________________________
                               Signature of Shareholder(s)
                   Sign, Date and Return the ProxyCard Promptly using
                                 the Enclosed Envelope.

-------------------------------------------------------------------------------